EXHIBIT 10.37
CONFIDENTIAL
Execution Copy
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
LICENSE AND COLLABORATION AGREEMENT
by and between
SPECTRUM PHARMACEUTICALS, INC.
and
TOPOTARGET A/S

CONFIDENTIAL

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GRANT OF RIGHTS	14
2.1	Rights to Spectrum	14
2.2	Sublicense Agreements	16
2.3	Mutual Exclusivity	16
2.4	Other HDAC Inhibitors	17
2.5	Right of Negotiation for China Territory	18
2.6	Backup Compound	19
2.7	No Other Licenses	22

ARTICLE 3	GOVERNANCE	22

3.1	Alliance Manager	22
3.2	Joint Development Committee	22
3.3	Meetings of the JDC	22
3.4	Responsibilities of the JDC	22
3.5	Areas Outside the JDC’s Authority; Other	23
3.6	JDC Decisions	23
3.7	Joint Commercialization Committee	24
3.8	Meetings of JCC	24
3.9	Responsibilities of the JCC	24
3.10	Areas Outside the JCC’s Authority; Other	25
3.11	JCC Decisions	25
3.12	Subcommittees	26
3.13	Appointment of Alliance Managers and Members of JDC and JCC	26

ARTICLE 4	DEVELOPMENT; REGULATORY	27

4.1	Development	27
4.2	Development Plan	27
4.3	Spectrum Development Obligations	30
4.4	Development Activities and Development Costs	31
4.5	Regulatory Matters	34
4.6	Rights of Reference to Regulatory Materials; Use of Clinical Data	35
4.7	Adverse Event Reporting and Safety Data Exchange	36
4.8	Communications with Regulatory Authorities	36
4.9	Regulatory Inspection or Audit	37
4.10	Product Withdrawals and Recalls	37

ARTICLE 5	COMMERCIALIZATION; MANUFACTURING	37

5.1	Commercialization by the Parties	37
5.2	Commercialization by Spectrum	37
5.3	Launch Efforts	39
5.4	Commercialization Reporting	39
5.5	Cross-Territory Sales	39
5.6	Manufacture and Supply of Product	40
5.7	Promotional Materials	43

ARTICLE 6	TOPOTARGET CO-PROMOTION RIGHT	44

6.1	Option Exercise	44
6.2	Grant of Co-Promotion Right	44

ARTICLE 7	FINANCIALS	47

7.1	License Fee	47
7.2	Development Milestone Payments	47
7.3	Sales Milestone Payments	49
7.4	Royalties	49
7.5	Sublicense Revenue	50
7.6	Spectrum Payments and Reports	51
7.7	Taxes	51
7.8	No Setoff	51
7.9	Late Payments	51
7.10	Records; Audits	52

ARTICLE 8	INTELLECTUAL PROPERTY	52

8.1	Ownership of Inventions	52
8.2	Disclosure of Inventions	52
8.3	Prosecution of Patents	52
8.4	Enforcement of TopoTarget Technology	55
8.5	Patent Marking	56
8.6	Trademarks	56
8.7	Infringement of Third Party IP	57
8.8	The CREATE Act	58
8.9	License to TopoTarget	58

ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS	59

9.1	Mutual Representations and Warranties	59
9.2	TopoTarget Technology	60
9.3	TopoTarget Trademark Representations and Warranties	61
9.4	Compliance with Law	61
9.5	Representations regarding Debarment	61
9.6	Regulatory Matters	62
9.7	Representations regarding Spectrum NDA Shares	63
9.8	No Broker	64
9.9	Material Contracts	64
9.10	No Other Representations or Warranties	64

ARTICLE 10	INDEMNIFICATION	64

10.1	General Indemnification by TopoTarget	64
10.2	General Indemnification by Spectrum	65
10.3	Product Liability Indemnification	65
10.4	Indemnification Procedures	66
10.5	Limitation of Liability	67
10.6	Insurance	68

-ii-

ARTICLE 11	CONFIDENTIALITY	68

11.1	Confidentiality	68
11.2	Authorized Disclosure	69
11.3	Publicity; Terms of Agreement	70
11.4	Publications	70
11.5	Clinical Trial Registries	71

ARTICLE 12	TERM AND TERMINATION	71

12.1	Term	71
12.2	Termination by Spectrum at Will	71
12.3	Termination by Spectrum for Breach by TopoTarget	71
12.4	Alternate Remedies for Breach by TopoTarget	72
12.5	Termination by TopoTarget	73
12.6	Termination Upon Bankruptcy	74
12.7	Effect of Termination of the Agreement	75
12.8	Accrued Liabilities; Other Remedies	76
12.9	Rights in Bankruptcy	76
12.10	Survival	77

ARTICLE 13	DISPUTE RESOLUTION	77

13.1	Disputes	77
13.2	Injunctive Relief	78

ARTICLE 14	MISCELLANEOUS	78

14.1	Entire Agreement; Amendment	78
14.2	Force Majeure	78
14.3	Notices	79
14.4	No Strict Construction; Headings; Interpretation	79
14.5	Assignment	80
14.6	Records Retention	80
14.7	Governing Law	80
14.8	No Third Party Beneficiaries	80
14.9	Performance by Affiliates	81
14.10	Further Assurances and Actions	81
14.11	Compliance with Applicable Law	81
14.12	Severability	81
14.13	No Waiver	81
14.14	Independent Contractors	82
14.15	Counterparts	82

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CONFIDENTIAL
LICENSE AND COLLABORATION AGREEMENT
     This License and Collaboration Agreement (the “Agreement”) is entered into as of the 2nd day of February, 2010 (the “Effective Date”) by and between TopoTarget A/S, a Danish corporation having its principal offices at Symbion Science Park, Fruebjergvej 3, 2100 København, Denmark (“TopoTarget”), and Spectrum Pharmaceuticals, Inc, a Delaware corporation having a place of business at 701 N. Green Valley Parkway, Henderson, Nevada 89074 U.S.A. (“Spectrum”). TopoTarget and Spectrum are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Recitals
TopoTarget owns certain intellectual property rights relating to belinostat (PXD 101), including the TopoTarget Patents (as defined herein).
Spectrum and TopoTarget desire to establish a collaboration for the continued development and commercialization of belinostat worldwide.
TopoTarget desires to grant, and Spectrum desires to accept, an exclusive license to develop and commercialize Compounds and Products in the Territory (as such terms are defined herein).
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.
     1.1 “Acquiring Group” has the meaning set forth in Section 1.13.
     1.2 “Acquisition” means (a) any consolidation or merger of a Third Party corporation or other entity or person with or into a Party, or any other corporate reorganization in which the shareholders holding capital stock of the Third Party immediately prior to such consolidation, merger or reorganization represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization or (b) any transaction or series of related transactions, as a result of which a Party shall have become, directly or indirectly, the beneficial owner of the securities of the Third Party representing fifty percent (50%) or more of the Third Party’s voting power, or (c) the consummation of a sale of all or substantially all of the assets of the Third Party in any transaction or series of related transactions to a Party.
     1.3 “Additional Indication” has the meaning set forth in Section 7.2(e).

     1.4 “Affiliate” means, with respect to a particular Person, any person, firm, trust, corporation, company, partnership, or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interest, of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, company, partnership, or other entity or combination thereof.
     1.5 “Alliance Manager” has the meaning set forth in Section 3.1.
     1.6 “ANDA” means an Abbreviated New Drug Application, as described in Section 505(j) of the FD&C Act, or any similar procedure in any country in the Territory.
     1.7 “Applicable Law” means any and all statutes, ordinances, regulations or rules of any kind whatsoever and any and all requirements under permits, orders, decrees, judgments or directives and requirements of applicable Governmental Authorities, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations promulgated by any Regulatory Authority in the Territory, all as amended from time to time.
     1.8 “Backup Compound” means any one, but only one, of either an Other HDAC Inhibitor or the Preliminary Backup Compound that is designated by Spectrum pursuant to Section 2.6(b) for Development and Commercialization in place of Belinostat, all in accordance with Section 2.6.
     1.9 “Backup Facility” has the meaning set forth in Section 5.6(c)(v)(1).
     1.10 “Belinostat” has the meaning set forth in Section 1.19.
     1.11 “Business Day” means each day of the week excluding Saturday, Sunday or a day on which banking institutions in New York, New York USA or Copenhagen, Denmark are closed.
     1.12 “Cancer Field” means the detection, treatment and/or prevention of cancer.
     1.13 “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Party preceding such consolidation or merger; or (c) such Party conveys, transfers or leases all or substantially all of its assets to a Third Party. Such Third Party or group of Third Parties, and its and/or their respective Affiliates (other than the Party and its Affiliates at the time of the Change of Control of such Party), are hereinafter referred to as the “Acquiring Group”.
     1.14 “China Exclusivity Period” has the meaning set forth in Section 2.5.
     1.15 “China Territory” means the widely recognized territory of the People’s Republic of China, including Hong Kong, and Macau. For the purpose of this Agreement, “China Territory” will include the disputed region of Taiwan, but not include territories disputed by India.
     1.16 “Commercialization” means the marketing, Promotion, sale, offering for sale, importation and/or distribution of Products for use anywhere in the world, including activities directed to obtaining pricing or reimbursement approval. “Commercialize” has a correlative meaning.
     1.17 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the reasonable and good faith efforts normally used by a company in the pharmaceutical industry for a product (regardless of whether the product is owned by the company or the company has obtained rights to such product), which is of similar market potential at a similar stage in its development or product life, which level of effort is at least commensurate with the level of effort that a Party would devote to its own internally discovered compounds or products that are of most closely comparable market potential at a most closely comparable stage in their development or product life, taking into account regulatory requirements of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, and the cost of scaling up a manufacturing process (including facility costs) and the market potential of the applicable product.
     1.18 “Common Stock” has the meaning set forth in Section 7.2(a).
     1.19 “Compound” means (a) any compound that [***] that is Controlled by TopoTarget or its Affiliates either prior to the Effective Date or during the Term and/or (b) any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of any of the foregoing. For clarity, Compound includes the active pharmaceutical ingredient known as belinostat (PXD-101), together with any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture thereof (“Belinostat”).
     1.20 “Confidential Information” means, with respect to a Party, all proprietary Information of such Party that is disclosed to or accessed by the other Party under this Agreement.
     1.21 “Control” means, with respect to any material, Information, or intellectual

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property right, that an entity owns or has a license, right or covenant to such material, Information, or intellectual property right and has the ability to grant to another entity access, a license, or a sublicense right or covenant (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without (a) violating the terms of any then-existing agreement or other arrangement with any Third Party or (b) increasing at any time the amount of any payments required under any such agreement or arrangement executed after the Effective Date. Notwithstanding anything to contrary herein, in the event of a Change of Control of a Party, any material, Information or intellectual property of any Person within the Acquiring Group shall not be included in any of the licenses or other rights granted under this Agreement by such Party, and the term “Control” shall not include such material, Information or intellectual property, except to the extent any material, Information or intellectual property is conceived, reduced to practice, authored, developed, generated or otherwise made by any Person within the Acquiring Group as part of the activities under this Agreement.
     1.22 “Co-Promotion Agreement” has the meaning set forth in Section 6.2.
     1.23 “Co-Promotion Commencement Date” has the meaning set forth in Section 6.2(a).
     1.24 “Co-Promotion Option” has the meaning set forth in Section 5.2(b)(iii).
     1.25 “Co-Promotion Option Period” has the meaning set forth in Section 5.2(b)(iii).
     1.26 “Co-Promotion Right” has the meaning set forth in Section 6.2.
     1.27 “Co-Promotion Term” has the meaning set forth in Section 6.2(a).
     1.28 “Cost of Goods” means (a) with respect to any Product or a component thereof manufactured, packaged, transferred, validated, sterilized and/or quality-tested, in part or solely, by a Third Party or Third Parties, the sum of: [***]; and
          (b) if a Product is manufactured, packaged, transferred, validated, sterilized and quality tested solely by TopoTarget and/or its Affiliates, the sum of: [***].
     1.29 “Covering” means, with respect to a TopoTarget Patent and the subject matter at issue, that, but for a license granted to Spectrum, its Affiliates or sublicensees under a Valid Claim included in the TopoTarget Patent, the manufacture, use, sale or importation by Spectrum of the subject matter at issue would infringe such Valid Claim.
     1.30 “CUP Indication” means cancer of unknown primary origin.
     1.31 “Detail” or "Detailing” means each separate face-to-face contact by a professional sales representative with a physician or other professional with authority to write prescriptions during which time the promotional message involving a Product is presented and is a topic of discussion. When used as a verb, “Detail” shall mean to engage in a Detail.

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     1.32 “Development” means all activities worldwide that relate to obtaining, maintaining or expanding Regulatory Approval of Product. This includes (a) research, preclinical testing, toxicology, chemical process, formulation, manufacturing and clinical studies of Product; (b) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of Product; and (c) post-Regulatory Approval product support for Product (including laboratory and clinical efforts directed toward the further understanding of the safety and efficacy of Product). “Develop” and “Developed” have correlative meanings.
     1.33 “Development Costs” means all direct and indirect expenditures actually incurred by the Parties after the Effective Date in connection with the Development of a Product for any indication in the Field in accordance with the Development Plan, to the extent such direct expenditures are directly related to the Development Program and such indirect expenditures are allocated based upon the proportion of such expenditures directly attributable to the support of the applicable activity, including expenditures for FTEs at the FTE Rate and the following expenditures to the extent such items are customary under industry practices: (a) expenditures for Development activities incurred by a Party or paid by such Party to subcontractors or other Third Parties; (b) FTEs engaged in planning Publications related to Development activities; (c) expenditures for safety and pharmacovigilance activities; and (d) other expenditures mutually agreed to by the Parties during the Term in connection with the Development of any Product.
     The Parties agree that the following expenditures shall not be considered Development Costs: (i) any expenditures associated with manufacturing Product used after the Effective Date in clinical trials and non-clinical studies in support of Development of a Product, including costs associated with chemical, pharmaceutical and other process development pursuant to Section 5.6(b), (ii) expenditures associated with the conduct of Phase 4 Clinical Trials of Products; (iii) Regulatory Costs; (iv) amortization and depreciation expenses; (v) deductions, credits, interest expenses including taxes and extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income; (vi) manufacturing facility capital costs, capital expenditures, including purchases of facilities, property or equipment (unless such equipment is exclusively used in the Development Program); and (vii) property taxes and any other taxes not related to Development of Products in the Field.
     1.34 “Development Plan” has the meaning set forth in Section 4.2(b).
     1.35 [***].
     1.36 “Eligible HDAC Inhibitors” has the meaning set forth in Section 2.6(a).
     1.37 “Exclusivity Period” has the meaning set forth in Section 2.3.
     1.38 “Existing Confidentiality Agreement” means the confidentiality agreement between the Parties dated October 9, 2009.
     1.39 “FDA” means the United States Food and Drug Administration or its successor.

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     1.40 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act.
     1.41 “Field” means all uses of any Compound or Product, alone or in combination with any other drug or pharmaceutical product.
     1.42 “Field Personnel” means a Spectrum FTE not based at Spectrum’s principal place of business who is a sales representative, MSL or account manager working in the field visiting physicians and other customers or potential customers to educate them or market and Promote the Products.
     1.43 “First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by any person of such Product in a country after Regulatory Approval has been granted by the governing Regulatory Authority of such country, provided that sale of Product for clinical or other research or compassionate use shall not constitute a First Commercial Sale.
     1.44 “First Indication” means, with respect to a Product, the first indication for which Regulatory Approval is received from the FDA for such Product, whether or not the PTCL Indication.
     1.45 “First Non-PTCL Indication” means, with respect to a Product, the first indication for which Regulatory Approval is received from the FDA for such Product, excluding the PTCL Indication.
     1.46 “FTE Rate” means an initial annual rate of [***] Dollars ($[***]) per FTE. The FTE Rate for each FTE shall include compensation and all employee benefits, allocated travel costs (not including travel costs budgeted for clinical trials and included as a separate line item in the Development Plan budget and reimbursed as such), allocated equipment maintenance costs, utilities, waste removal, and facilities expenses, including allocated building operating costs, allocated depreciation, utilities, telephone, and repairs and maintenance, regardless of whether the same are considered allocable overhead, and there shall be no additional charge for such items or any other general and administrative costs; but shall not include any costs described above specifically and forming a part of the independent line items of the Development Plan budget and reimbursed as such. The FTE Rate shall be adjusted annually to reflect any percentage increase or decrease (as the case may be) in the Consumer Price Index for the US City Average (all times) (“CPI”) (based on the cumulative change in the CPI index from the Effective Date to the index most recently available at the time of any such adjustment).
     1.47 “Full Time Equivalent” or “FTE” means one or more individuals at Spectrum or TopoTarget or their respective Affiliates who spend time and effort working on a specific project or task pursuant to the Development Plan or otherwise as contemplated by this Agreement whose time and effort is equivalent to the time and effort of one (1) employee devoted exclusively to the project or task based on 1,860 person-hours or greater per year.
     1.48 “GAAP” has the meaning set forth in Section 1.73.

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     1.49 [***].
     1.50 “Generic Product” means, on a country-by-country basis, any pharmaceutical product sold by a Third Party which (a) contains a Compound which is the same active ingredient (or any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of any of the foregoing) as an approved Product of Spectrum, its sublicensee and their respective Affiliates and (b) is approved under an ANDA or under 505(b)(2) of the FD&C Act or any similar abbreviated route of approval in any country in the Territory.
     1.51 “Governmental Authority” means any multi-national, federal, state, county, local, municipal or other government authority or self regulating organization of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), including the United States Securities and Exchange Commission, The NASDAQ Stock Market, Inc. and the Copenhagen Stock Exchange.
     1.52 “HDAC Inhibitor” means any compound that inhibits one or more histone deacetylase enzymes or activity.
     1.53 “HDAC Inhibitor Information” has the meaning set forth in Section 2.6(a).
     1.54 “IND” means an Investigational New Drug Application, as defined in the FD&C Act.
     1.55 “Indemnification Claim Notice” has the meaning set forth in Section 10.4.
     1.56 “Indemnified Party” has the meaning set forth in Section 10.4.
     1.57 “Indemnifying Party” has the meaning set forth in Section 10.4.
     1.58 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, stability, technology, data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
     1.59 “Initial Development Plan” has the meaning set forth in Section 4.2(a).
     1.60 “Initial Funding Cap” has the meaning set forth in Section 4.4(d).
     1.61 “Initial Funding Period” has the meaning set forth in Section 4.4(d).
     1.62 “Issuance Date” has the meaning set forth in Section 7.2(a).

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     1.63 “IST” has the meaning set forth in Section 4.2(a).
     1.64 “Joint Inventions” has the meaning set forth in Section 8.1.
     1.65 “Joint Patent” has the meaning set forth in Section 8.3(b).
     1.66 “Joint Commercialization Committee” or “JCC” means the joint commercialization committee formed by the Parties as described in Section 3.7.
     1.67 “Joint Development Committee” or “JDC” means the joint development committee formed by the Parties as described in Section 3.2.
     1.68 [***].
     1.69 “NCI” has the meaning set forth in Section 4.2(a).
     1.70 “NCI Trial” has the meaning set forth in Section 4.2(c).
     1.71 “NDA” means a New Drug Application or supplemental New Drug Application, as defined in the FD&C Act.
     1.72 “Negotiation Period” has the meaning set forth in Section 2.4(b) or Section 2.5, as applicable.
     1.73 “Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed by Spectrum, its Affiliates and sublicensees (“Selling Party”) for arm’s length sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent specifically related to the Product and actually allowed, incurred or paid during such period (collectively, “Net Sales Deductions”):
          (a) discounts, including cash, trade and quantity discounts, price reduction or incentive programs, retroactive price adjustments with respect to sales of such Product, charge-back payments, and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups;
          (b) credits or allowances taken upon rejections or returns of Products, including for recalls or damaged goods;
          (c) freight, postage, shipping and insurance charges for delivery of such Product actually paid;
          (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product;
          (e) bad debts relating to sales of Products that are actually written off by the

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Selling Party (it being understood that “Net Sales” will include all amounts received for any bad debts at a subsequent date);
          (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party; and
          (g) the amount of any TopoTarget Margin (as defined in Section 5.6(c)(ii)) paid by Spectrum to TopoTarget as part of the Commercial Supply Price pursuant to the Commercial Supply Agreement;
provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with then-current generally accepted accounting principles in the United States, consistently applied (“GAAP”) during the applicable calculation period throughout the Selling Party’s organization.
Notwithstanding the foregoing, in the event a Product is (i) sold in the form of a combination product containing one or more active ingredients which are not Products or (ii) sold under a bundled or capitated arrangement with one or more products which are not Compounds or Products or (iii) sold under an arrangement whereby the sale of Product is only available with or conditioned upon the purchase of other products (a “Combination Product”), then Net Sales for such Combination Product shall be calculated, on a country-by-country basis, by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average invoiced sales amount of the Product if sold separately by the Selling Party in finished form, and B is the average invoiced sales amount of all other active ingredients or products in finished form in such country, less the Net Sales Deductions.
If, on a country-by-country basis, either the Product or the other active ingredients or products of the Combination Product are not sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fair market value for the Product and each active ingredient or product in finished form, as applicable.
For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Party or one of its Affiliates to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section. Notwithstanding the foregoing, sales of Product by Spectrum to a bona fide Third Party distributor in an arms length transaction shall be considered a sale to a Third Party customer and Net Sales shall be determined based on all amounts invoiced or otherwise billed to, or other consideration paid by, the distributor, less the Net Sales Deductions allowed under this Section. Any Products used (but not sold for more than nominal consideration) for Promotional, advertising or humanitarian purposes or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

     1.74 “Net Sales Deductions” has the meaning set forth in Section 1.73.
     1.75 “NSCLC Indication” means non small cell lung cancer.
     1.76 “Permitted Encumbrances” means (i) assessments and other governmental charges not yet due and payable; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or other encumbrances that are a matter of public record; and (iii) all notices, orders, demands, proposals or requirements of any governmental authority which, in the case of each of (i) through (iii), individually are not material and which do not individually materially adverse affect the use of such property in the manner currently being utilized by the Products. The Permitted Encumbrances as of the Effective Date are listed on Exhibit H.
     1.77 “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other similar entity or governmental authority.
     1.78 “Phase 4 Clinical Trial” means a human clinical trial or other study of a Product in a particular indication conducted after Regulatory Approval of such Product for such indication has been obtained from an appropriate Regulatory Authority, which trial or study is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product, or (b) conducted due to a request or requirement of a Regulatory Authority.
     1.79 “Preliminary Backup Compound” has the meaning set forth in Section 2.6(a).
     1.80 “Product” means any and all pharmaceutical preparations that contain a Compound in any formulation and any dosage strength, including Belinostat and all line extensions thereof.
     1.81 “Product Liability” means any product liability claims asserted or filed by Third Parties (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by any Product, and including claims by or on behalf of users of any Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of any Product sold by a Party or its distributors or sublicensees, or any Affiliate thereof, including, but not limited to claims by third party payers, such as insurance carriers and unions.
     1.82 “Promote” means those activities, including Detailing and distributing samples of a product, normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product. When used as a verb, “Promote” shall mean to engage in such activities. “Promotion” and “Promotional” have correlative meanings.
     1.83 “Promotional Materials” means all training materials and all written, printed, graphic, electronic, audio or video matter, including advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, Internet postings and broadcast advertisements, in each case created by Spectrum or on its behalf, and used or intended for use by the Sales Forces in connection with any Promotion of any Product in the Territory under this Agreement.
     1.84 “PTCL Indication” means peripheral T-cell lymphoma disease.
     1.85 “Publication” has the meaning set forth in Section 11.4.
     1.86 “Registration Rights and Stockholder Agreement” means the Registration Rights and Stockholder Agreement being executed as of the date hereof between Spectrum and TopoTarget relating to the Spectrum NDA Shares.
     1.87 “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.
     1.88 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA and the United States Drug Enforcement Administration or its successor.
     1.89 “Regulatory Costs” means all costs and expenses incurred in connection with preparing, submitting, amending and supplementing any applications for Regulatory Approvals for a Product in the Field, including meetings with any relevant Regulatory Authority.
     1.90 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise commercialize a Product in a particular country or regulatory jurisdiction and all internal contact reports of agency interactions. Regulatory Materials include INDs and NDAs.
     1.91 “Sales Force” means each Party’s respective sales employees Promoting Product in the Territory.
     1.92 “Sales Year” means the twelve (12) month period commencing with the first full calendar month after First Commercial Sale, and each subsequent twelve (12) month period. The first Sales Year is referred to herein as “Sales Year 1,” the second Sales Year is referred to herein as “Sales Year 2,” and so on.
     1.93 “Second Non-PTCL Indication” means, with respect to a Product, the next indication after the First Non-PTCL Indication for which Regulatory Approval is received from the FDA for such Product, excluding the PTCL Indication.
     1.94 “Selling Party” has the meaning set forth in Section 1.73.
     1.95 “Sole Inventions” has the meaning set forth in Section 8.1.

     1.96 “Spectrum Indemnitees” has the meaning set forth in Section 10.1.
     1.97 “Spectrum NDA Shares” has the meaning set forth in Section 7.2(a).
     1.98 “Spectrum Overpayment” has the meaning set forth in Section 4.4(d).
     1.99 “Spectrum Repayment Amount” has the meaning set forth in Section 4.4(d).
     1.100 “Spectrum Term Sheet” has the meaning set forth in Section 2.4(b) or Section 2.5, as applicable.
     1.101 “Spectrum Trademarks” has the meaning set forth in Section 8.6(a).
     1.102 “Statutory Exchange” has the meaning set forth in Section 7.2(a).
     1.103 “Sublicense Revenue” shall mean all income and payments received by Spectrum from a sublicensee, in consideration of the grant of a sublicense under the TopoTarget Patents to make, use, sell, or import Products including upfront license fees, annual maintenance fees and milestone payments, but excluding (a) royalties based on Net Sales by or on behalf of sublicensees, (b) payments made in consideration of the issuance of securities of Spectrum, but only up to the fair market value of such securities, and (c) payments made by a sublicensee to Spectrum that are for the provision (after the effective date of Spectrum’s sublicense agreement with such sublicensee) of goods and services related to the research and/or development of Compounds or Products by Spectrum to the sublicensee, but only up to the fair market value of such goods and services.
     1.104 “Supply Disruption” has the meaning set forth in Section 5.6(c)(v)(2).
     1.105 “Target Product Profile” or “TPP” means the target product profile that is mutually agreed by the Parties and attached hereto as Exhibit B as of the Effective Date, as such target product profile may be revised pursuant to Section 4.1(b).
     1.106 “Technical Failure” means, with respect to Belinostat, (i) the material failure of Belinostat to meet any primary clinical study endpoint, (ii) material safety or efficacy issues of Belinostat, or (iii) any other material failure of Belinostat to satisfy requirements necessary to obtain Regulatory Approval from FDA, as reasonably determined by Spectrum for use in the Cancer Field.
     1.107 “Term” has the meaning set forth in Section 12.1.
     1.108 “Territory” means (a) the U.S. Territory, (b) Canada and all of its territories and possessions, (c) Mexico and all of its territories and possessions, (d) India and all of its territories and possessions, and (e) if included pursuant to Section 2.5, the China Territory.
     1.109 “Third Party” means any Person other than TopoTarget, Spectrum or an Affiliate of either Party.

     1.110 “Third Party Cost” is the amount actually paid by TopoTarget to a Third Party or Third Parties for costs related to the third-party manufacturing, packaging, transfer, validation, sterilization and/or quality testing of any Product or any component thereof.
     1.111 “Third Party Manufacturer Costs” has the meaning set forth in Section 5.6(c)(vi).
     1.112 “Third Party Term Sheet” has the meaning set forth in Section 2.4(b) or Section 2.5, as applicable.
     1.113 “TLDs” has the meaning set forth in Section 2.1(c).
     1.114 “TopoTarget Indemnitees” has the meaning set forth in Section 10.2.
     1.115 “TopoTarget Know-How” means all Information (excluding any TopoTarget Patents or Joint Inventions) that (a) is Controlled as of the Effective Date by TopoTarget or its Affiliates and which relates to a Product or researching, developing, methods of manufacturing, using, importing or selling a Product (including without limitation, all Product-related data) or (b) becomes Controlled by TopoTarget or its Affiliates after the Effective Date and during the Term and which relates to a Product or researching, developing, methods of manufacturing, using, importing or selling a Product (including without limitation, all Product-related data).
     1.116 “TopoTarget Overpayment” has the meaning set forth in Section 4.4(e).
     1.117 “TopoTarget Patents” means (a) (i) all patents and patent applications that are Controlled as of the Effective Date by TopoTarget or its Affiliates and that claim, disclose or cover a Compound or Product or the manufacture, use, or sale of a Compound or Product and (ii) all patents and patent applications (excluding Joint Inventions) that become Controlled by TopoTarget or its Affiliates after the Effective Date and during the Term (including Sole Inventions) and that claim, disclose or cover a Compound or Product or the manufacture, use, or sale of a Compound or Product, (b) all divisions, continuations, continuations-in-part (to the extent directed to the subject matter disclosed in a patent or patent application described in (a)) and requests for continued examination of any of the foregoing, (c) all patents claiming priority to any of the foregoing, (d) all reissues, registrations, re-examinations, and extensions (and equivalents thereof) of any of the foregoing, in each case, in the Territory. Solely for purposes of the manufacturing license granted in Section 2.1(a)(ii), TopoTarget Patents shall also include any and all patents and patent applications outside the Territory that fall within the scope of subsection (a), (b), (c), or (d) above (including any foreign equivalents of the categories described therein). As of the Effective Date, the TopoTarget Patents include the patents and patent applications set forth on Exhibit C.
     1.118 “TopoTarget Repayment Amount” has the meaning set forth in Section 4.4(e).
     1.119 “TopoTarget Technology” means the TopoTarget Patents and TopoTarget Know-How.
     1.120 “TopoTarget Territory” means the entire world other than the Territory.

     1.121 “TopoTarget Trademarks” means, in the Territory, the mark of or on Belinostat and any mark associated with Product, together with any registrations or applications for registration therefor, that are Controlled by TopoTarget as of the Effective Date, as listed on Exhibit D. For avoidance of doubt, notwithstanding anything to the contrary herein, “TopoTarget Trademarks” does not include the name “TOPOTARGET” or any confusingly similar variation thereof.
     1.122 “U.S. Territory” means the United States and all of its territories and possessions.
     1.123 “Valid Claim” means a claim of an issued and unexpired patent or pending patent application included within the TopoTarget Patents to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that, on a country-by-country basis, a patent application pending for more than five (5) years from the date of filing of such application as a utility, non-provisional application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such five (5) year date unless and until a patent with respect to such application issues.
ARTICLE 2
GRANT OF RIGHTS
     2.1 Rights to Spectrum.
          (a) License under TopoTarget Technology. Subject to the terms and conditions of this Agreement, TopoTarget hereby grants to Spectrum a royalty-bearing license, with the right to sublicense (subject to Section 2.2), under the TopoTarget Technology and TopoTarget’s interest in the Joint Patents and Joint Inventions, to (i) research, develop, use, distribute, import, Promote, market, sell, and offer for sale Products in the Territory in the Field, and (ii) subject to Section 5.6, make and have made Product anywhere in the world for sale solely in the Territory. The foregoing license shall be exclusive (even as to TopoTarget and its Affiliates) with respect to the rights granted under clause (i) above, and non-exclusive with respect to the rights granted under clause (ii) above; provided that such exclusive license shall not preclude TopoTarget or its Affiliates from engaging in activities in the Territory to Develop Products pursuant to the Development Plan subject to the terms of this Agreement.
     TopoTarget shall disclose to Spectrum any TopoTarget Technology, if in written form, that has not already been disclosed to Spectrum within [***] ([***]) days after the Effective Date and on a reasonably periodic (but not less than [***]) basis during the Term.
          (b) Assignment of TopoTarget Trademarks. Subject to the terms and conditions of this Agreement, TopoTarget agrees to assign and hereby assigns to Spectrum the TopoTarget Trademarks, together with the goodwill appurtenant thereto, in all respects free and

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clear of any and all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature. On the Effective Date, TopoTarget shall execute and deliver to Spectrum an Assignment of Trademark suitable for recordation in the United States Patent and Trademark Office (“USPTO”) in the form attached as Exhibit E hereto, and thereafter shall take all reasonable actions requested by Spectrum to perfect Spectrum’s rights in the TopoTarget Trademarks in the Territory at the expense of Spectrum, including the execution and delivery of any additional documents of assignment. For the avoidance of doubt, Spectrum’s and its Affiliates’ right to use the TopoTarget Trademarks in connection with the Products is limited to the Territory, and TopoTarget shall own all rights to the TopoTarget Trademarks outside of the Territory, and shall be free to register or apply for registration of the TopoTarget Trademarks outside of the Territory and to use such TopoTarget Trademarks in connection with Products outside of the Territory.
          (c) Domain Names. Spectrum shall have the sole right to register country-level domain names for the Territory (e.g., .us, .ca, .mx) containing the assigned TopoTarget Trademarks, Spectrum Trademarks or otherwise related to the Product in the Territory, and to enforce its rights in such country-level domain names anywhere in the world. TopoTarget shall have the sole right to register country-level domain names for the TopoTarget Territory (e.g., .eu, .uk,) containing the TopoTarget Trademarks, Spectrum Trademarks or otherwise related to the Product in the TopoTarget Territory, and to enforce its rights in such country-level domain names anywhere in the world. Spectrum shall have the sole right to register the top-level domain names (e.g., .com, .net. and .org) containing the assigned TopoTarget Trademarks, Spectrum Trademarks or otherwise related to the Product, in consultation with TopoTarget (the “TLDs”). The Parties agree that the TLDs shall be used solely for the purpose of hosting “jump pages” from which users may link to country specific websites located at country-level domains registered in accordance with this Section 2.1(c). The TLDs and “jump pages” shall be hosted and operated by Spectrum The content for all “jump pages” residing at the TLDs (including any sub-pages) shall be discussed in good faith and mutually agreed to by the Parties and shall comply with the terms of this Agreement. Either Party shall have the right to initiate discussions at any time regarding the content of the “jump pages” by providing written notice to the other Party, and promptly thereafter each of the Parties shall appoint a representative to commence such discussions and develop such content. For avoidance of doubt, content on the “jump pages” shall be amended only upon mutual written agreement of the Parties, such agreement not to be unreasonably withheld, delayed or conditioned. Spectrum shall have the initial right (at its cost) to take all actions reasonably necessary to protect the TLDs from cybersquatting, infringement or other misappropriation by a Third Party anywhere in the world, and in such case Spectrum shall consult with TopoTarget on the strategy for such actions and considering in good faith TopoTarget’s comments regarding such actions. If Spectrum does not, within ninety (90) days of learning of the cybersquatting, infringement or other misappropriation of the TLDs by a Third Party, commence action to cause such Third Party to cease such unlawful activity, or sooner if Spectrum declines in writing to commence such action, TopoTarget shall have the right, but not the obligation, to commence such action, at its cost, against such Third Party, and in such case TopoTarget shall consult with Spectrum on the strategy for such actions and consider in good faith Spectrum’s comments regarding such actions. TopoTarget shall assign to Spectrum any TLDs or country-level domain names for the Territory containing the assigned TopoTarget Trademarks, Spectrum Trademarks or otherwise related to the Product (excluding the name

“TOPOTARGET” and any confusingly similar variation thereof) that TopoTarget has registered prior to the Effective Date.
     2.2 Sublicense Agreements. The licenses granted by TopoTarget to Spectrum in Section 2.1 may be sublicensed by Spectrum to any Affiliate or Third Party, provided that any sublicense to a Third Party shall require the prior written consent of TopoTarget, which consent shall not be unreasonably withheld, delayed or conditioned. Any sublicense under the licenses granted by TopoTarget to Spectrum in Section 2.1 shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in Article 11.
     2.3 Mutual Exclusivity. Except for its activities with respect to Compounds and Products under this Agreement and as set forth below, TopoTarget and Spectrum each hereby covenants that neither it nor its Affiliates will, directly or indirectly through any Third Party, without the other Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed, conduct research, development or commercialization activities with respect to any HDAC Inhibitor (in any class) in the Cancer Field during the Exclusivity Period; provided however:
          (a) TopoTarget shall be free to itself (but not with any Third Party directly or indirectly) conduct research and development activities (but not commercialization activities) with respect to any HDAC Inhibitor that is not a Compound or Product solely in the furtherance of obtaining data to demonstrate human proof of concept in the Cancer Field, subject to the terms of Section 2.4 below; and
          (b) the foregoing restriction shall not apply to any HDAC Inhibitor (in any class) in the Cancer Field which is (i) not owned or Controlled by a Party prior to a Change of Control of such Party but is owned or Controlled by such Party after a Change of Control of such Party or (ii) owned or Controlled by a Third Party at the time of Acquisition of such Third Party by a Party (in either case, a “Third Party HDAC Inhibitor”); and
          (c) notwithstanding anything to the contrary herein, (i) Spectrum shall not utilize any proprietary Information of TopoTarget, TopoTarget Know-How or TopoTarget Patents in the research or development of any Third Party HDAC Inhibitor or any HDAC Inhibitor that is not a Product or Compound, and shall establish procedures within Spectrum to ensure compliance with the foregoing; and (ii) TopoTarget shall not utilize any proprietary Information of Spectrum, Spectrum Sole Inventions, and all patents and intellectual property claiming or covering the Spectrum Sole Inventions, in the research or development of any Third Party HDAC Inhibitor or any HDAC Inhibitor that is not a Product or Compound, and shall establish procedures within TopoTarget to ensure compliance with the foregoing.
     Nothing in this Agreement shall be construed as restricting the right of each Party to research, develop and commercialize one or more HDAC Inhibitors (other than Compounds or Products) outside the Cancer Field.

     As used herein, the term “Exclusivity Period” means the period commencing on the Effective Date and continuing until such time as TopoTarget has itself developed data that demonstrates human proof of concept for an HDAC Inhibitor in the Cancer Field.
     2.4 Other HDAC Inhibitors. In the event TopoTarget or its Affiliate demonstrates human proof of concept with an HDAC Inhibitor that is not a Compound or Product in the Cancer Field (such HDAC Inhibitor, an “Other HDAC Inhibitor”), TopoTarget shall provide all material data demonstrating human proof of concept of such Other HDAC Inhibitor in writing to Spectrum and all other material information in TopoTarget’s possession relevant to an evaluation of the development and commercialization potential of such Other HDAC Inhibitor. For avoidance of doubt, Other HDAC Inhibitor excludes all Third Party HDAC Inhibitors.
          (a) Spectrum Opt-In. Upon receipt of such data, Spectrum shall determine within [***] ([***]) days whether it is interested in participating in the development and commercialization of the Other HDAC Inhibitor in the Cancer Field in the Territory. If Spectrum determines that it is interested in such Other HDAC Inhibitor, then it shall provide written notice thereof to TopoTarget within such [***] ([***]) day period, and the Parties will engage in good faith negotiations for [***] ([***]) days from the date of Spectrum’s notice to determine the commercially reasonable terms and conditions specific to such Other HDAC Inhibitor, including that the development costs for the development of such Other HDAC Inhibitor shall be shared equally unless otherwise agreed. The Parties acknowledge and agree that, in the event Spectrum provides written notice as set forth above, it is the intention of the Parties to execute in a timely manner an agreement providing rights to such Other HDAC Inhibitor in the Cancer Field in the Territory to Spectrum. If Spectrum fails to provide written notice of its interest within the [***] ([***]) day period or if the Parties fail to come to an agreement within such [***] ([***]) day period, or such longer period as the Parties may mutually agree, then TopoTarget may pursue the development and commercialization of the Other HDAC Inhibitor for any purpose worldwide at its own expense or in collaboration with a Third Party, subject to subsection (b) below; provided that nothing in this Section 2.4(a) shall be construed as granting TopoTarget any license or right under any intellectual property right or Technology of Spectrum or any right to use or reference any Regulatory Approval of Spectrum (except to the extent such right of use or reference to any Regulatory Approval is generally available to Third Parties without consent or approval of Spectrum), unless Spectrum and TopoTarget first agree in writing to the terms and conditions for such license or use; provided that the foregoing shall not be deemed to restrict TopoTarget’s rights with respect to its owned share of Joint Inventions or Joint Patents as set forth in this Agreement.
          (b) Right of Negotiation. If, at any time after the demonstration of human proof of concept of an Other HDAC Inhibitor in the Cancer Field, TopoTarget or any of its Affiliates desires to enter into an agreement or arrangement with a Third Party granting to such Third Party rights to develop or commercialize an Other HDAC Inhibitor in the Cancer Field in the Territory, TopoTarget first shall inform Spectrum in writing and provide any material information in TopoTarget’s possession relevant to an evaluation of the development and commercialization potential of such Other HDAC Inhibitor that was not previously provided to Spectrum. Spectrum shall have a period of [***] ([***]) days from its receipt of such notice and

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information in which to notify TopoTarget in writing that it wishes to enter into negotiations with respect to such Other HDAC Inhibitor in the Cancer Field in the Territory.
     During the [***] ([***]) day period from TopoTarget’s receipt of such notice, the Parties shall exclusively negotiate a term sheet setting forth the material terms upon which the Parties would be willing to enter into a definitive license or other arrangement with respect to such Other HDAC Inhibitor in the Cancer Field in the Territory (the “Spectrum Term Sheet”). Upon the conclusion of such [***] ([***]) day period or such longer period as the Parties may agree (such period, the “Negotiation Period”), TopoTarget shall be free to negotiate a term sheet with a Third Party setting forth the material terms upon which the Third Party and TopoTarget would be willing to enter into a definitive license or other arrangement with respect to such Other HDAC Inhibitor in the Cancer Field in the Territory (the “Third Party Term Sheet”). If during the [***] ([***]) month period after the end of the Negotiation Period, TopoTarget negotiates a Third Party Term Sheet, TopoTarget shall present both the Spectrum Term Sheet and Third Party Term Sheet to an independent consultant selected by TopoTarget and approved by Spectrum, such approval not to be unreasonably withheld, delayed or conditioned, and the independent consultant shall determine whether the Spectrum Term Sheet or the Third Party Term Sheet, taken as whole, is more favorable to TopoTarget, which decision the Parties agree shall be final and non-appealable.
     If the consultant determines that Third Party Term Sheet is more favorable to TopoTarget, TopoTarget shall be free to enter into a transaction with the Third Party on terms consistent with the Third Party Term Sheet. If the consultant determines that the Spectrum Term Sheet is more favorable to TopoTarget, TopoTarget shall not be permitted to enter into a transaction with the Third Party on the terms of the Third Party Term Sheet and, if TopoTarget does not enter into an transaction with Spectrum on the terms of the Spectrum Term Sheet, then TopoTarget shall be prohibited from entering into a transaction with any Third Party on any terms for a period of [***] ([***]) months after the date of the determination by the consultant. Thereafter, TopoTarget shall be free to enter into an agreement or arrangement with any Person granting to such Person rights to develop or commercialize an Other HDAC Inhibitor in the Cancer Field in the Territory under any terms.
     2.5 Right of Negotiation for China Territory. Notwithstanding any provision of this Agreement, in no event shall Spectrum or TopoTarget, directly or indirectly through any Third Party, Develop or Commercialize any Product in the China Territory other than as expressly permitted pursuant to this Section 2.5. Spectrum may not Develop, and neither Spectrum nor TopoTarget may Commercialize, any Product in the China Territory, nor grant any rights to, collaborate with or otherwise sell or transfer to any Third Party any rights in the China Territory to any Product during the period commencing with the Effective Date and continuing until receipt of Regulatory Approval for the Product for the First Indication in the U.S. Territory (“China Exclusivity Period”).
     If, during the [***] ([***]) month period after the end of the China Exclusivity Period, TopoTarget desires to Commercialize Products in the ChinaTerritory or desires to enter into an agreement or arrangement with a Third Party granting to such Third Party rights to Develop or

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Commercialize Products in the China Territory, TopoTarget shall provide Spectrum with written notice thereof, and Spectrum shall have a period of [***] ([***]) days from its receipt of such notice in which to notify TopoTarget in writing that it wishes to enter into negotiations with TopoTarget to Develop and Commercialize the Products in the China Territory. During the [***] ([***]) day period from TopoTarget’s receipt of such notice, the Parties shall exclusively negotiate a term sheet setting forth the material terms upon which the Parties would be willing to enter into a definitive license or other arrangement with respect to the Development and Commercialization of the Products in the China Territory (the “Spectrum Term Sheet”). Upon the conclusion of such [***] ([***]) day period or such longer period as the Parties may agree (such period, the “Negotiation Period”), TopoTarget shall be free to itself Develop and Commercialize the Products in the China Territory, or to negotiate a term sheet with a Third Party setting forth the material terms upon which the Third Party and TopoTarget would be willing to enter into a definitive license or other arrangement with respect to the Development and Commercialization of the Products in the China Territory (the “Third Party Term Sheet”). If during the [***] ([***]) month period after the end of the Negotiation Period TopoTarget negotiates a Third Party Term Sheet, TopoTarget shall present both the Spectrum Term Sheet and Third Party Term Sheet to an independent consultant selected by TopoTarget and approved by Spectrum, such approval not to be unreasonably withheld, delayed or conditioned, and the independent consultant shall determine whether the Spectrum Term Sheet or the Third Party Term Sheet, taken as whole, is more favorable to TopoTarget, which decision the Parties agree shall be final and non-appealable. If the consultant determines that Third Party Term Sheet is more favorable to TopoTarget, TopoTarget shall be free to enter into a transaction with the Third Party on terms consistent with the Third Party Term Sheet, and the China Territory shall be deemed included in the TopoTarget Territory. If the consultant determines that the Spectrum Term Sheet is more favorable to TopoTarget, TopoTarget shall not be permitted to enter into a transaction with the Third Party on the terms of the Third Party Term Sheet and, if TopoTarget does not enter into an transaction with Spectrum on the terms of the Spectrum Term Sheet, then TopoTarget shall be prohibited from entering into a transaction for the China Territory with any Third Party on any terms for a period of [***] ([***]) months after the date of the determination by the consultant. Thereafter, TopoTarget shall be free to enter into an agreement or arrangement with any Person granting to such Person rights to Develop or Commercialize Products in the China Territory under any terms. For avoidance of doubt, if the Parties cannot agree upon the terms of the Spectrum Term Sheet during the Negotiation Period, TopoTarget shall be free to itself Develop and Commercialize the Products in the China Territory.
     2.6 Backup Compound.
          (a) Promptly after the Effective Date, TopoTarget shall provide Spectrum with a list of all HDAC Inhibitors (other than Belinostat and [***]) that are Controlled by TopoTarget as of the Effective Date (the “Eligible HDAC Inhibitors”), together with chemical structure information and any and all pre-clinical data in TopoTarget’s possession and Control that is directly related to such HDAC Inhibitors (collectively, the “HDAC Inhibitor Information”). Spectrum shall have the right to review the HDAC Inhibitor Information for the sole purpose of selecting from among the Eligible HDAC Inhibitors one (1) compound (“Preliminary Backup Compound”) for use as a Backup Compound pursuant to this Section

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2.6. Within [***] ([***]) days of the receipt of such data from TopoTarget, Spectrum shall notify TopoTarget in writing of its selection of one, but only one Preliminary Backup Compound, and promptly after the delivery of such notice to TopoTarget, Spectrum shall return to TopoTarget all HDAC Inhibitor Information. TopoTarget agrees that until Spectrum’s right to use a Designated Backup Compound terminates pursuant to Section 2.6(d), TopoTarget shall not sell, license or otherwise encumber the right to make, have made, use or sell the Preliminary Backup Compound for use in the Cancer Field in the Territory in a manner that would deprive Spectrum of its rights under this Section 2.6.
          (b) In the event that, prior to the First Commercial Sale of any Product containing Belinostat as the active pharmaceutical ingredient, Spectrum has reasonably determined that Belinostat has experienced a Technical Failure, Spectrum may provide TopoTarget with written notice of such Technical Failure, along with reasonable supporting data for Spectrum’s determination, and that Spectrum elects to designate any one, but only one, of the following as the Backup Compound: (i) any Other HDAC Inhibitor that TopoTarget is then-developing for use in the Cancer Field as contemplated by Section 2.4, or (ii) the Preliminary Backup Compound.
          (c) If Spectrum has elected to designate a Backup Compound pursuant to Section 2.6(b), effective upon such election the Parties understand and agree that:
               (i) the Backup Compound (and any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of any of the foregoing) shall be deemed a “Compound” for all purposes under this Agreement;
               (ii) the TopoTarget Patents shall be amended to include any patents and patent applications that claim, disclose or cover the Backup Compound or Product or the manufacture, use, or sale of such Backup Compound or Product (and all divisions, continuations, continuations-in-part (to the extent directed to the subject matter disclosed in any such patent or patent application) and requests for continued examination of any of the foregoing, all patents claiming priority to any of the foregoing, and all reissues, registrations, re-examinations, and extensions (and equivalents thereof) of any of the foregoing;
               (iii) Spectrum shall have the same license to the Backup Compound as it had to the Compound under Section 2.1 prior to such election, except that (1) Spectrum’s rights under this Agreement, including Section 2.1, with respect to the Backup Compound, the Compound and the Product shall be limited solely to the Cancer Field and (2) Spectrum shall not be subject to the diligence obligations set forth in Section 4.3;
               (iv) TopoTarget shall provide to Spectrum all information and data, if

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any, for the Backup Compound as and to the same extent that it was required to provide the same to Spectrum for Belinostat;
               (v) Spectrum’s Development and Commercialization of the Backup Compound shall be subject to all of the royalty, development milestone and sales milestone obligations set forth in this Agreement to the same extent as applicable to Belinostat, except that Spectrum shall not be obligated to pay any development milestone that was previously paid for Belinostat;
               (vi) Belinostat shall not be deemed a Compound or Product, and all rights of Spectrum under this Agreement relating to Belinostat shall immediately revert to TopoTarget, as follows:
                    (1) the licenses granted to Spectrum under Section 2.1 shall terminate solely with respect to Belinostat;
                    (2) all Regulatory Materials and Regulatory Approvals of Spectrum relating to Belinostat shall be assigned to TopoTarget;
                    (3) a copy of all data and other information relating to Belinostat, to the extent not previously disclosed, shall be provided to TopoTarget;
                    (4) TopoTarget shall have the sole right to conduct any and all future clinical trials relating to Belinostat, including all NCI studies and ISTs, and Spectrum shall use Commercially Reasonable Efforts to assign and transition any existing clinical trials to TopoTarget;
                    (5) all TopoTarget Trademarks, Spectrum Trademarks and domain names specific to Belinostat (but not TopoTarget Trademarks, Spectrum Trademarks and domain names that could be used for the Backup Compound) shall be assigned to TopoTarget;
                    (6) Spectrum shall assign to TopoTarget, for no additional consideration, any and all of Spectrum’s Sole Inventions and Joint Inventions that claim only Belinostat or its manufacture, use or sale;
                    (7) Spectrum shall grant TopoTarget a non-exclusive, royalty-free, irrevocable, non-terminable and perpetual license, with the right to sublicense, under any and all of Spectrum’s Sole Inventions and Joint Inventions that claim Belinostat or its manufacture, use or sale (other than the Sole Inventions and Joint Inventions in subsection (6) above) to research, develop, make, have made, use, distribute, import, Promote, market, sell, and offer for sale Belinostat anywhere in the world;
                    (8) Spectrum shall use Commercially Reasonable Efforts to assign to TopoTarget any agreement with a Third Party solely to the extent such agreement is for the manufacture and supply of Belinostat in the Backup Facility; and

                    (9) nothing in this Agreement shall be deemed to restrict TopoTarget or its Affiliates or licensees from prosecuting or enforcing the TopoTarget Patents in the Territory or elsewhere with respect to Belinostat;
               (vii) TopoTarget shall be free to Develop and Commercialize Belinostat, whether alone or with Third Parties, whether or not in the Field or in the Territory, such Development and Commercialization to be outside the scope of the Development Plan, the JDC and the JCC;
               (viii) the Parties promptly shall discuss and negotiate in good faith a new Development Plan for the Backup Compound, provided that the allocation of costs between the Parties with respect to activities to be undertaken the Development Plan shall be as set forth in Section 4.4(c)(i) and (ii); and
               (ix) the Parties reasonably shall cooperate with each other to effect the intent of the Parties as contemplated by this Section 2.6, including by discussing and negotiating any reasonably necessary amendments to this Agreement.
          (d) Spectrum’s rights under this Section 2.6 shall terminate immediately upon the First Commercial Sale of any Product containing Belinostat as the active pharmaceutical ingredient.
     2.7 No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.
ARTICLE 3
GOVERNANCE
     3.1 Alliance Manager. Each Party shall appoint one (1) employee representative who possesses a general understanding of clinical, regulatory, manufacturing, and marketing issues to act as its respective alliance manager for this relationship (“Alliance Manager”). The Alliance Managers will be responsible for the day-to-day interactions between the Parties related to the Development of Products in the Field.
     3.2 Joint Development Committee. As of the Effective Date, TopoTarget and Spectrum have formed a joint development committee (“JDC”) consisting of three (3) representatives from TopoTarget and three (3) representatives from Spectrum, which representatives are listed on Exhibit F. Each Party may replace its JDC representatives with another employee of such Party at any time upon prior written notice to the other Party. A representative designated by Spectrum shall serve as the chairperson of the JDC and shall be responsible for calling meetings of the JDC, establishing the agenda for each meeting and initiating the drafting of minutes of the meetings for approval and finalization by the JDC.
     3.3 Meetings of the JDC. The JDC shall meet within [***] ([***]) days after the Effective Date and at least once every calendar quarter thereafter, unless otherwise agreed by

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the Parties, in each case unless a particular meeting is waived by mutual consent. In addition, each Party shall have the right to call a meeting of the JDC on reasonable notice to the other Party. Subject to the foregoing, the JDC shall meet on such dates and at such times as agreed by the JDC and shall meet via teleconference or videoconference or, if mutually agreed by the Parties, at a location determined by the JDC. Upon prior written notice to, and approval of, the JDC, each Party may permit visitors to attend meetings of the JDC, provided that any approved visitor shall be subject to confidentiality and non-use obligations no less stringent than the terms of Article 11. Each Party shall be responsible for its own expenses for participating in the JDC. Meetings of the JDC shall be effective only if at least two (2) representatives of each Party are present or participating.
     3.4 Responsibilities of the JDC. The JDC shall have the responsibility and authority to:
          (a) discuss, plan, and inform of any further Development of Product in all indications in the Field in the Territory and TopoTarget Territory, including manufacturing of Products in support of such activities;
          (b) use Commercially Reasonable Efforts to align each Party’s strategy for the Development of the Product on a worldwide basis;
          (c) no less frequently than on an annual basis, review, amend and approve any updates to the Development Plan, including the activities, budget and timeline for Development;
          (d) review and approve proposed Publications in scientific journals resulting from Development activities;
          (e) establish subcommittees pursuant to Section 3.12 on an as-needed basis, oversee the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees; and
          (f) perform such other functions as the Parties may agree in writing.
     3.5 Areas Outside the JDC’s Authority; Other. The JDC shall not have any authority other than that expressly set forth in Section 3.4 and, specifically, shall have no authority to (a) amend or interpret this Agreement, or (b) determine whether or not a breach of this Agreement has occurred. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that: (i) TopoTarget shall be entitled to conduct the Development of the Product in the TopoTarget Territory as it solely determines, subject to Section 4.4(f)(iii), and (ii) Spectrum shall be entitled to conduct the Development of the Product in the Territory as it solely determines, subject to Section 4.3.
     3.6 JDC Decisions.
          (a) Consensus; Good Faith; Action Without Meeting. All decisions of the JDC shall be made by a unanimous vote, with each Party having one collective vote. The members of the JDC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JDC. Action that may be taken at a meeting of the

JDC also may be taken without a meeting if a written consent setting forth the action so taken is signed by one (1) duly authorized representative of each Party.
          (b) Failure to Reach Consensus. In the event that the members of the JDC cannot come to consensus within ten (10) days with respect to any matter over which the JDC has authority and responsibility, the matter shall be resolved as follows:
               (i) with respect to any matter pertaining to the CUP Clinical Trial and any matter pertaining to the Development of the Product conducted in the TopoTarget Territory (subject to Section 4.4(f)(iii)), the JDC shall submit the respective positions of the Parties with respect to such matter to the respective chief executive officers of TopoTarget and Spectrum for resolution. If such chief executive officers are not able to mutually agree upon the resolution to such matter within ten (10) days after submission to them, TopoTarget’s chief executive officer shall have the right to decide such matter reasonably, taking into account and seeking to reasonably accommodate Spectrum’s legitimate interest under this Agreement, except that in no event can TopoTarget’s chief executive officer unilaterally decide such matter in a manner (1) that is contrary to the express terms of this Agreement or (2) that would result in the budget for the Development Plan during the Initial Funding Period to exceed the Initial Funding Cap or (3) during the period commencing with the Effective Date and continuing for [***] ([***]) [***] after the Effective Date, that would result in the performance of Development activities inconsistent with the then current TPP; and
               (ii) with respect to Development of the Product in the Territory, other than the matters set forth in subsection (i) above (subject to Section 4.3), the JDC shall submit the respective positions of the Parties with respect to such matter to the respective chief executive officers of TopoTarget and Spectrum for resolution. If such chief executive officers are not able to mutually agree upon the resolution to such matter within [***] after submission to them, Spectrum’s chief executive officer shall have the right to decide such matter reasonably, taking into account and seeking to reasonably accommodate TopoTarget’s legitimate interest under this Agreement, except that in no event can Spectrum’s chief executive officer unilaterally decide such matter in a manner (1) that is contrary to the express terms of this Agreement or (2) that would result in the budget for the Development Plan during the Initial Funding Period to exceed the Initial Funding Cap or (3) during the period commencing with the Effective Date and continuing for [***] ([***]) [***] after the Effective Date, that would result in the performance of Development activities inconsistent with the then current TPP.
     3.7 Joint Commercialization Committee. Not later than six (6) months prior to the anticipated First Commercial Sale of Product, Spectrum and TopoTarget shall form a joint commercialization committee (“JCC”) consisting of two (2) representatives from Spectrum and two (2) representatives from TopoTarget. Each Party may replace its JCC representatives with another employee of such Party at any time upon prior written notice to the other Party. A representative designated by Spectrum shall serve as the chairperson of the JCC and shall be responsible for calling meetings of the JCC, establishing the agenda for each

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meeting and initiating the drafting of the minutes of the meetings for approval and finalization by the JCC.
     3.8 Meetings of JCC. The JCC shall meet at least once each calendar year, in each case unless a particular meeting is waived by mutual consent. Subject to the foregoing, the JCC shall meet on such dates and at such times as agreed by the JCC and shall meet via teleconference or videoconference or, if mutually agreed by the Parties, at a location determined by the JCC. Upon prior written notice to, and approval of, the JCC, each Party may permit visitors to attend meetings of the JCC, provided that any approved visitor shall be subject to confidentiality and non-use obligations no less stringent than the terms of Article 11. Each Party shall be responsible for its own expenses for participating in the JCC. Meetings of the JCC shall be effective only if at least two (2) representatives of each Party are present or participating.
     3.9 Responsibilities of the JCC. The JCC shall have the responsibility and authority to:
          (a) review the Commercialization of Products worldwide and the manufacturing of Products in support of such activities;
          (b) use Commercially Reasonable Efforts to align each Party’s strategy for the Promotion of the Product on a worldwide basis;
          (c) establish subcommittees pursuant to Section 3.12 on an as-needed basis, review the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees; and
          (d) perform such other functions as the Parties may agree in writing.
     3.10 Areas Outside the JCC’s Authority; Other. The JCC shall not have any authority other than that expressly set forth in Section 3.9 and, specifically, shall have no authority to (a) amend or interpret this Agreement, or (b) determine whether or not a breach of this Agreement has occurred. In addition, notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that TopoTarget’s manufacturing of the Product shall be outside the decision making authority of the JCC. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that: (i) TopoTarget shall be entitled to conduct the Commercialization of the Product in the TopoTarget Territory as it solely determines, and (ii) Spectrum shall be entitled to conduct the Commercialization of the Product in the Territory as it solely determines.
     3.11 JCC Decisions.
          (a) Consensus; Good Faith; Action Without Meeting. All decisions of the JCC shall be made by a unanimous vote, with each Party having one collective vote. The members of the JCC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JCC. Action that may be taken at a meeting of the JCC also may be taken without a meeting if a written consent setting forth the action so taken is signed by one (1) duly authorized representative of each Party.

          (b) Failure to Reach Consensus. In the event that the members of the JCC cannot come to consensus within [***] [(***)] with respect to any matter over which the JCC has authority and responsibility, the matter shall be resolved as follows:
               (i) with respect to any matter pertaining to the Commercialization of the Product in the Territory, the JCC shall submit the respective positions of the Parties with respect to such matter to the respective chief executive officers of TopoTarget and Spectrum for resolution. If such chief executive officers are not able to mutually agree upon the resolution to such matter within [***] [(***)] after submission to them, then Spectrum’s chief executive officer shall have the right to reasonably decide such matter taking into account and seeking to reasonably accommodate TopoTarget’s legitimate interest under this Agreement, except that in no event can Spectrum’s chief executive officer unilaterally decide such matter in a manner that is contrary to the express terms of this Agreement; and
               (ii) with respect to any matter pertaining to the Commercialization of the Product in the TopoTarget Territory, the JCC shall submit the respective positions of the Parties with respect to such matter to the respective chief executive officers of TopoTarget and Spectrum for resolution. If such chief executive officers are not able to mutually agree upon the resolution to such matter within [***] [(***)] after submission to them, then TopoTarget’s chief executive officer shall have the right to reasonably decide any matter concerning Commercialization of the Product in the TopoTarget Territory, taking into account and seeking to reasonably accommodate Spectrum’s legitimate interest under this Agreement, except that in no event can TopoTarget’s chief executive officer unilaterally decide such matter in a manner that is contrary to the express terms of this Agreement.
     3.12 Subcommittees. The JDC and JCC shall each have the right, upon unanimous agreement of the representatives thereof (Sections 3.6(b) and 3.11(b), respectively, shall not apply) to establish subcommittees and to delegate certain of its powers and responsibilities thereto. Subcommittees established by the JDC and JCC shall operate under the same rules as the JDC and JCC respectively, except that any disputes that cannot be resolved by a subcommittee in a reasonable time period shall be submitted to the JDC or JCC for resolution in accordance with Section 3.6 or 3.11, respectively.
     The Parties agree that, within thirty (30) days after the first meeting of the JDC, the JDC shall establish a joint CMC subcommittee (“JCS”) to review and oversee CMC for the Product worldwide. A representative designated by TopoTarget shall serve as the chairperson of the JCS and shall be responsible for calling meetings of the JCS, establishing the agenda for each meeting and initiating the drafting of minutes of the meetings for approval and finalization by the JCS.
     The Parties agree that, within thirty (30) days after the first meeting of the JCC, the JCC shall establish a joint manufacturing subcommittee (“JMS”) to review and discuss manufacture and supply of the Product worldwide. A representative designated by Spectrum shall serve as the chairperson of the JMS and shall be responsible for calling meetings of the JMS, establishing

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the agenda for each meeting and initiating the drafting of minutes of the meetings for approval and finalization by the JMS.
     3.13 Appointment of Alliance Managers and Members of JDC and JCC. The appointment of members of the JDC and JCC and the Alliance Managers is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21. Each Party shall be free to determine not to appoint members to the JDC and JCC and not to appoint an Alliance Manager, and at any time during the Term and for any reason, either Party shall have the right to withdraw from participation in the JDC and JCC and to remove its Alliance Managers upon written notice to the other Party, which notice shall be effective immediately upon receipt. If a Party (“Appointing Party”) does not appoint members of the JDC or JCC or an Alliance Manager, or withdraws from the JDC or JCC or removes its Alliance Manager, it shall not be a breach of this Agreement, nor shall there be any associated penalty due nor shall there be any impact on the consideration otherwise provided for or due to the Appointing Party under this Agreement, and unless and until such persons are again appointed: (a) the other Party, without regard to the provisions of this Article 3 with respect to voting, quorum or dispute resolution, may discharge the roles of the JDC or JCC and the Alliance Manager for which appointments were not made or with respect to which a withdrawal or removal has occurred by the Appointing Party (including, where the Appointing Party has not made appointments to the JDC or JCC or has withdrawn from the JDC or JCC, making all decisions within the decision-making authority of the JDC or JCC, which decisions shall be binding thereafter) and (b) where the Appointing Party has not made appointments to the JDC or JCC or has withdrawn from the JDC or JCC, the Appointing Party shall not participate in any meetings of the JDC or JCC and shall not have the right to approve the minutes of any JDC or JCC meeting. If, at any time following the Effective Date, a Party has not appointed or has pursuant to this Section withdrawn from the JDC or JCC or removed its Alliance Manager, and such Party wishes to resume participating in the JDC or JCC or re-appoint its Alliance Manager, such Party shall notify the other Party in writing and, thereafter, such notifying Party’s designees shall be entitled to attend any subsequent meeting of the JDC and JCC and to participate in the activities of, and decision-making by, the JDC and JCC, and such Party’s Alliance Manager shall resume their duties, in each case as provided in this Article 3 as if a failure to appoint or submitting the withdrawal notice had not occurred.
ARTICLE 4
DEVELOPMENT; REGULATORY
     4.1 Development.
          (a) By the Parties. Subject to the terms and conditions of this Agreement including Section 3.6, Spectrum shall be solely responsible for the Development of Products in the Field for Regulatory Approval in the Territory and TopoTarget shall be solely responsible for the Development of Products in the Field for Regulatory Approval in the TopoTarget Territory, in each case in accordance with the Development Plan and TPP. Each Party shall reasonably cooperate with and provide reasonable support to the other Party in such Party’s conduct of Development activities for the Product in its respective territory. The Development of Products in the Field shall be conducted by the Parties in accordance with the terms of this Agreement, including without limitation the Development Plan and TPP, in good scientific manner and in compliance with all applicable good laboratory practices, applicable cGMPs and/or other Applicable Laws. Neither Party shall on its own or with or for the benefit of any Third Party engage in any Development activity with respect to Products other than as set forth in this Agreement or otherwise agreed by the Parties. The Parties will cooperate and use Commercially Reasonable Efforts to implement a clinical trial program for the Product that is satisfactory to Regulatory Authorities worldwide and to prepare protocols and coordinate the conduct of such clinical trials in a manner intended to result in the Parties filing for and obtaining Regulatory Approval from the FDA, the European Medicines Agency or its successor (“EMEA”) and other Regulatory Authorities within a reasonably proximate time frame.
     [***].
          (b) The TPP. The TPP shall not be amended, revised or updated except (i) as mutually agreed by the Parties, (ii) by TopoTarget solely with respect to the Development and Commercialization of the Product in the TopoTarget Territory, and (iii) by Spectrum solely with respect to the Development and Commercialization of the Product in the Territory.
     4.2 Development Plan.
          (a) Initial Development Plan. As of the Effective Date, Spectrum and TopoTarget have established an initial comprehensive plan for a research and development program for obtaining Regulatory Approval for the Product in the Territory and in the TopoTarget Territory and manufacturing of the Product worldwide for purposes of obtaining Regulatory Approval for the Product in the Territory and the TopoTarget Territory (the “Initial Development Plan”). The Initial Development Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Initial Development Plan includes a description of the activities to be conducted by each Party, [***]. Within thirty (30) days after the first meeting of the JDC after the Effective Date, the Initial Development Plan shall be updated to include a budget and timeline for such activities. Any existing or future studies conducted with the National Cancer Institute (“NCI”) or any investigator sponsored trials (“ISTs”) shall be part of the Development Plan. As set forth in this Article 4, the Development Plan shall designate which Development activities (including clinical trials which may be worldwide) are to be conducted by the Parties for the primary purpose of obtaining Regulatory Approval of the Product in the Territory (“Spectrum Development Activities”) and which Development activities (including clinical trials which may be worldwide) are to be conducted by TopoTarget for the primary purpose of obtaining Regulatory Approval of the Product in the TopoTarget Territory (“TopoTarget Development Activities”).
          (b) Development Plan. Periodically throughout the Term as needed and in no event less frequently than once per calendar year, the JDC shall review, amend and update in writing the Initial Development Plan for the conduct of Development activities in the Territory

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and TopoTarget Territory and manufacturing activities worldwide, and a budget and timeline for such activities, with respect to Products in the Field in a manner consistent with the TPP (each such updated plan, along with the Initial Development Plan, referred to as the “Development Plan”). The Development Plan shall be amended or updated on at least an annual basis no later than October 1 of each calendar year during the term of the Development Program, and more often as the JDC may reasonably determine, for so long as there is a Product in active Development or mutually agreed to be Developed. The JDC shall determine which Party shall take the lead in preparing the first draft of the updated or amended Development Plan. All updated or amended Development Plans shall be filed with the minutes of the JDC upon approval by the JDC in accordance with Section 3.2. Until an amended Development Plan is approved by the JDC pursuant to this Section, the previous Development Plan shall remain in effect. For the avoidance of doubt, any decision regarding the Development Program made by the JDC pursuant to Section 3.6 shall be deemed to be an update to the Development Plan and shall be deemed incorporated in the Development Plan as reflected in the JDC minutes; provided that the JDC shall incorporate all such updates reflected in minutes in a comprehensive restatement of the Development Plan as part of each annual update cycle of the Development Plan.
          (c) NCI/IST Studies.
               (i) [***].
               (ii) [***].
               (iii) [***].
          (d) No Activities Outside Development Plan. Prior to undertaking any Development work for the Product that is not included in the then current Development Plan or engaging or supporting any Third Parties to conduct such Development activities (including studies with the NCI or ISTs), each Party shall provide the JDC with its overall plan (including clinical trial design if applicable) in sufficient time for review and comment by the JDC. The JDC shall then determine whether to include such Development work in the Development Plan; provided however that, in accordance with Section 3.6:
               (i) TopoTarget shall have the right to determine whether TopoTarget shall conduct Development activities in the TopoTarget Territory (subject to Section 4.4(f)(iii)),

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and if so, such Development activities shall be added to the Development Plan and be subject to Section 4.4(c)(ii);
               (ii) TopoTarget shall have the right to determine whether or not to permit Development activities to be conducted by Spectrum in the TopoTarget Territory, and if permitted, such Development activities shall be added to the Development Plan and be subject to Section 4.4(c)(i) and if not permitted, such Development activities shall not be conducted by Spectrum in the TopoTarget Territory;
               (iii) Spectrum shall have the right to determine whether Spectrum shall conduct Development activities in the Territory (subject to Section 4.3) and if so, such Development activities shall be added to the Development Plan and be subject to Section 4.4(c)(i); and
               (iv) Spectrum shall have the right to determine whether or not Development activities may be conducted by TopoTarget in the Territory, and if permitted, such Development activities shall be added to the Development Plan and be subject to Section 4.4(c)(ii) and if not permitted, such Development activities shall not be conducted by TopoTarget in the Territory.
     In addition, each Party may conduct at its sole expense any Phase 4 Clinical Trial of the Product that is a requirement of, or otherwise requested by, a Regulatory Authority in its respective territory, and either Party may manufacture Product subject to Section 5.6. Neither Party shall be obligated to pay for any Development activities outside the scope of the activities specified in the Development Plan.
     4.3 Spectrum Development Obligations. Spectrum shall use Commercially Reasonable Efforts to Develop the Products in accordance with the Development Plan and TPP, as such documents may be amended, which will include Commercially Reasonable Efforts to meet the targeted activity timelines set forth below, as they may be amended:
          (a) Spectrum will be responsible for (i) finalizing any protocol for any clinical trial to be conducted to obtain Regulatory Approval of the Product in the Territory, (ii) identifying all sites and investigators to perform such clinical trials and (iii) obtaining IRB approval for any such clinical trial;
          (b) Spectrum will assign clinical research associates (“CRAs”) and medical scientific liaisons (“MSLs”) to the Product, who shall be committed to spending a majority of their time on activities related to the Development of the Compound or Product;
          (c) Except as otherwise agreed by the JDC, [***] subject to Section 4.4(c)(i), Spectrum shall commence at least [***] ([***]) randomised clinical trials of the Product within [***] ([***]) months after the Effective Date, subject to the following:
               (i) Spectrum shall be ready to dose, without further delay, the first

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(1st) patient in a clinical trial of the Product for any indication within [***] ([***]) days of IRB approval;
               (ii) at least [***] ([***]) clinical trial is expected to be a pivotal registration study;
               (iii) Spectrum shall ensure that the [***] ([***]) clinical trial site for a randomized clinical trial for the Product for Regulatory Approval in the Territory of the NSCLC Indication (the “NSCLC Clinical Trial”) is then ready to dose the first (1st) patient, without further delay, within [***] ([***]) months after the Effective Date, subject to Section 4.4(c)(i), [***]. [***], provided that the JDC has agreed on the following in advance: (1) protocol design, (2) a development plan with regulatory options, including FDA guidance (possible Special Protocol Assessment (SPA) or end of Phase II meeting), (3) comprehensive budget, (4) identification of principal investigators, and (5) a feasibility study to determine number of sites, geographical location of sites (Territory vs. TopoTarget Territory), specific Key Opinion Leader (KOL) involvement, academic vs. community practice and other relevant considerations in advance of study initiation; and
               (iv) [***] ([***]) patients shall be enrolled by Spectrum in [***] ([***]) or more clinical trials of the Product during the [***] ([***]) year period commencing with the Effective Date, which is based on the clinical trials contemplated by the Development Plan and TPP. Patients included in NCI trials and/or ISTs shall not be counted for purposes of the foregoing [***] ([***]) patient requirement.
          (d) For clarity, the Parties agree that Spectrum’s obligation to perform the foregoing shall be subject to commercially reasonable conditions being met, such as relevant supportive clinical study endpoints, safety considerations, achievement of development timelines, successful end of Phase 2 meetings (if required for progression into the pivotal registration study), approval of the protocol design by the FDA and, where necessary, approval of an SPA. Notwithstanding the foregoing, Spectrum shall not be deemed to have failed to perform the foregoing obligations, if it is using its Commercially Reasonably Efforts, in the event one or more of the following events or circumstances is attributable to a failure or delay in performance by Spectrum that is outside of Spectrum’s reasonable control: (i) the occurrence of adverse events or health or safety issues such that the JDC determines to hold or delay a study, (ii) any regulatory hold, constraint or restriction imposed or raised by a Regulatory Authority; (iii) process development, manufacture or supply delays or failures, (iv) any Force Majeure event, or (v) a Third Party alleges that the manufacture, use or sale of the Product infringes its intellectual property. For the avoidance of doubt, Spectrum’s failure to meet one of the milestones set forth in this Section 4.3 for a Product shall not automatically establish Spectrum’s failure to use Commercially Reasonable Efforts to Develop Products.
     4.4 Development Activities and Development Costs.
          (a) PTCL Indication Clinical Trial. Promptly after the Effective Date, the control of the ongoing clinical trial of the Product in the PTCL Indication (referred to as the

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PXD101-CLN-19 trial or “Belinostat in Relapsed or Refractory Peripheral T-Cell Lymphoma”) (this specific trial, the “PTCL Clinical Trial”) at all sites will be transferred to Spectrum and Spectrum shall be responsible for, and shall have the sole right to conduct, the PTCL Clinical Trial including clinical trial monitoring, site selection and contract research organization use, provided that Spectrum shall consider in good faith any input provided by TopoTarget through the JDC. TopoTarget shall use Commercially Reasonable Efforts to ensure a smooth, orderly and timely transition of control of the PTCL Clinical Trial to Spectrum. Spectrum shall use Commercially Reasonable Efforts to complete the PTCL Clinical Trial in a timely manner.
     Spectrum will pay one hundred percent (100%) of the Development Costs associated with the PTCL Clinical Trial that are accrued by the Parties commencing with the Effective Date; provided that Spectrum shall not be responsible for any costs accrued under any agreement between TopoTarget and any Third Party related to the PTCL Clinical Trial unless such agreement is listed on Schedule 4.4(a). For avoidance of doubt, as part of such Development Costs, Spectrum agrees to reimburse TopoTarget at the FTE Rate for [***] ([***]) TopoTarget FTEs who will be dedicated to the performance of PTCL Clinical Trial, including the reporting activities for the PTCL Clinical Trial as set forth in Section 4.7, as directed by Spectrum; provided that, upon written notice to TopoTarget, Spectrum shall have the right based upon the contribution of such TopoTarget FTEs to increase or decrease the number of such TopoTarget FTEs on a quarterly basis.
          (b) CUP Indication Clinical Trial. TopoTarget shall be responsible for, and have the sole right to conduct, the ongoing clinical trial of the Product in the CUP Indication (referred to as PXD101-CLN-17 — a randomized Phase 2 clinical trial in previously untreated carcinoma of unknown primary site) (this specific trial, the “CUP Clinical Trial”), provided that TopoTarget shall consider in good faith any input provided by Spectrum through the JDC. TopoTarget will pay one hundred percent (100%) of the Development Costs associated with the CUP Clinical Trial that are accrued by the Parties after the Effective Date.
          (c) Other Development Activities and Costs.
               (i) Except as set forth in Sections 4.4(a) and (b) and subject to Sections 3.6 and 4.2(c), and subsections (c)(iii), (d) (e) and (f) below, all Development Costs accrued by the Parties after the Effective Date in the performance of Spectrum Development Activities shall be shared as follows: Spectrum shall be responsible for seventy percent (70%) and TopoTarget shall be responsible for thirty percent (30%).
               (ii) TopoTarget shall be responsible for all Development Costs accrued by TopoTarget in the performance of TopoTarget Development Activities and by Spectrum in the performance of any TopoTarget Development Activities specifically requested and authorized in advance by TopoTarget.
               (iii) Neither Party may incur costs or expenses that exceed the budget for Development Costs in the Development Plan by more than [***] percent ([***]%) on a calendar year basis without the prior written approval of the JDC. In the event either Party

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incurs costs or expenses that exceeds the budget by more than [***] percent ([***]%), such Party shall be solely responsible for such excess costs and expenses.
               (iv) Each Party shall provide the other Party with an accounting in writing of the Development Costs actually incurred by such Party in the performance of the Development Plan on a monthly basis, as follows: each Party shall provide a preliminary accounting within ten (10) days after the end of each calendar month and a final accounting within thirty (30) days after the end of each calendar month. The Party that has expended less than its percentage share of the Development Costs under Section 4.4(c)(i) for the calendar month shall pay the amount required to satisfy its percentage share for the relevant time period by cash or by offset against other amounts due to such Party on a monthly basis at the time of each accounting for the applicable calendar month. Notwithstanding the foregoing, the Parties agree that any Development Costs associated with the start-up of any clinical trial (i.e., costs associated with setting up the clinical trial until first patient-first visit) shall be paid on a monthly basis in advance and that the Parties estimate that the maximum amount of Development Costs on a per patient basis for any clinical trial of the Product in the Territory shall be between [***] Dollars (US$[***]) and [***] Dollars (US$[***]), as such estimated amounts may be adjusted by the JDC. Spectrum shall use Commercially Reasonable Efforts to keep per patient costs within such estimated range.
          (d) TopoTarget Failure to Fund Development Costs. TopoTarget commits to fully fund its thirty percent (30%) share of the Development Costs set forth in Section 4.4(c)(i) above for the period commencing with the Effective Date and continuing until [***] ([***]) months after the Effective Date (the “Initial Funding Period”), provided that the total Development Costs incurred by both Parties under the Development Plan during the Initial Funding Period do not exceed US $[***] (or such greater amount as the Parties may agree in writing) (the “Initial Funding Cap”).
     In the event that, after the Initial Funding Period, TopoTarget does not pay its thirty percent (30%) share of all Development Costs incurred by the Parties as described in Section 4.4(c)(i) up to the Initial Funding Cap, then Spectrum shall have the option to pay all or a portion of such share of Development Costs during the remainder of the Initial Funding Period (such costs, the “Spectrum Overpayment”). In the event Spectrum incurs any Spectrum Overpayment, then Spectrum shall be reimbursed by TopoTarget in an amount equal to [***] (the “Spectrum Repayment Amount”), as follows: Spectrum shall deduct the repayment amount from any payment due to TopoTarget pursuant to Sections 7.2 (Development Milestone Payments), 7.3 (Sales Milestone Payments) and 7.5 (Sublicense Revenue) and/or from any royalty payment due to TopoTarget pursuant to Section 7.4, provided that in no event shall the royalty payment to TopoTarget after deductions pursuant to this Section and any applicable reductions pursuant to Section 7.4 be reduced to less than [***] percent ([***]%) of Net Sales of Product in any given calendar year. In the event of termination of this Agreement for any reason pursuant to Section 12, any Spectrum Repayment Amount not previously recouped by Spectrum shall be paid to Spectrum within [***] ([***]) days of the effective date of termination.
          (e) Spectrum Failure to Fund Development Costs. Spectrum commits to

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fully fund its seventy percent (70%) share of the Development Costs set forth in Section 4.4(c)(i) above during the Term.
     In the event that, during the Term, Spectrum does not pay its seventy percent (70%) share of all Development Costs incurred by the Parties as described in Section 4.4(c)(i) up to the Initial Funding Cap, then TopoTarget shall have the option to pay all or a portion of such share of Development Costs during the remainder of the Term (such costs, the “TopoTarget Overpayment”). In the event TopoTarget incurs any TopoTarget Overpayment, then TopoTarget shall be reimbursed by Spectrum in an amount equal to [***] (the “TopoTarget Repayment Amount”), as follows: Spectrum shall increase by [***] percent ([***]%) any royalty payment due to TopoTarget pursuant to Section 7.4 until the total TopoTarget Repayment Amount has been repaid. In the event of termination of this Agreement for any reason pursuant to Section 12, any TopoTarget Repayment Amount not previously paid by Spectrum shall be paid to TopoTarget within [***] ([***]) days of the effective date of termination.
          (f) Phase 4 Clinical Trials.
               (i) Spectrum shall be responsible for, and shall have the sole right to conduct all Phase 4 Clinical Trials of the Product in the Field for any Regulatory Authority in the Territory, at Spectrum’s sole cost and expense.
               (ii) TopoTarget shall be responsible for, and shall have the sole right to conduct all Phase 4 Clinical Trials of the Product in the Field for any Regulatory Authority in the TopoTarget Territory, at TopoTarget’s sole cost and expense.
               (iii) Notwithstanding the foregoing, (1) if a randomized clinical trial is required by the FDA for the PTCL Indication, such randomized clinical trial shall not be deemed a Phase 4 Clinical Trial and shall be included in the Development Plan, subject to the cost allocation specified Section 4.4(c)(i) and (2) if a randomized clinical trial is required solely by a Regulatory Authority in the TopoTarget Territory for the PTCL Indication, such randomized clinical trial shall be included in the Development Plan and be subject to Section 4.4(c)(ii), provided that TopoTarget shall not conduct a randomized clinical trial for the PTCL Indication in the TopoTarget Territory prior to Spectrum’s receipt of Regulatory Approval for the PTCL Indication from the FDA.
     4.5 Regulatory Matters.
          (a) Spectrum Responsibility. Promptly after the Effective Date, and subject to Section 4.7, the IND for the Product shall be transferred to Spectrum. TopoTarget shall take all reasonably necessary steps and execute all documents reasonably necessary to effectuate such transfer to Spectrum, for no additional consideration. TopoTarget shall have the right to reference such IND pursuant to Section 4.6. For avoidance of doubt, TopoTarget shall have an unrestricted, exclusive and sublicensable right to use for the Development of the Product in the

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TopoTarget Territory, all Information, data and results obtained in connection with Development activities undertaken for obtaining Regulatory Approval for the Product in the Territory.
     In addition, commencing with the Effective Date, Spectrum shall be responsible for preparing and filing all Regulatory Materials and seeking all Regulatory Approvals for the Product in the Field in the Territory, including preparing all reports necessary as part of an NDA. All such Regulatory Materials for Products in the Territory shall be filed in the name of Spectrum, and Spectrum alone shall be responsible for all communications and other dealings with Regulatory Authorities relating to the Products in the Territory. As between the Parties, Spectrum shall be the legal and beneficial owner of all Regulatory Materials and Regulatory Approvals for the Product in the Field in the Territory. Spectrum shall use Commercially Reasonably Efforts to obtain Regulatory Approval for the Products in each jurisdiction within the Territory. All Regulatory Costs associated with the foregoing regulatory activities for obtaining Regulatory Approvals for the Product in the Field in the Territory shall be shared as follows: Spectrum shall be responsible for seventy percent (70%) and TopoTarget shall be responsible for thirty percent (30%), provided that [***] Regulatory Costs relating to obtaining Regulatory Approval for the PTCL Indication in the Territory shall be [***].
     Spectrum shall promptly notify TopoTarget of all material Regulatory Materials (including all material written communications with the FDA) that it proposes to submit or receives and shall promptly provide TopoTarget with a copy (which may be wholly or partly in electronic form) of such material Regulatory Materials in the Territory for review by TopoTarget. Spectrum shall reasonably consider and give due consideration to any comments provided by TopoTarget with respect to such Regulatory Materials. Spectrum shall retain the right to make any final decisions with respect to the content of any such communications, which shall be compliant with the Development Plan, this Agreement and Applicable Law. Spectrum shall provide TopoTarget with reasonable advance notice of any scheduled meeting with any Regulatory Authority relating to the Product and/or any Regulatory Approval in the Territory, and TopoTarget shall have the right to have up to two (2) individuals attend any such meeting as non-participating observers, to the extent practicable and permitted by Applicable Law; provided that Spectrum will retain the lead role and responsibility in any such meetings.
          (b) TopoTarget Responsibility. TopoTarget shall have the sole right, but not the obligation, for preparing and filing all Regulatory Materials and seeking all Regulatory Approvals in the TopoTarget Territory. All such Regulatory Approvals for Products in the TopoTarget Territory shall be filed in the name of TopoTarget, and TopoTarget alone shall be responsible for all communications and other dealings with Regulatory Authorities relating to the Products in the TopoTarget Territory. As between the Parties, TopoTarget shall be the legal and beneficial owner of all Regulatory Materials and Regulatory Approvals in the TopoTarget Territory. TopoTarget shall be responsible for all Regulatory Costs incurred by TopoTarget that are associated with the foregoing regulatory activities for the Product in the TopoTarget Territory. For avoidance of doubt, Spectrum shall have an unrestricted, exclusive and sublicensable right to use for the Development of the Product in the Territory, all Information,

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data and results obtained in connection with Development activities undertaken for obtaining Regulatory Approval for the Product in the Territory.
     TopoTarget shall promptly notify Spectrum of all material Regulatory Materials (including all material written communications with the EMEA) for the Product in the TopoTarget Territory that it submits or receives, and shall promptly provide Spectrum with a copy (which may be wholly or partly in electronic form) of such material Regulatory Materials for review by Spectrum. TopoTarget shall retain the right to make any final decisions with respect to the content of any such communications. TopoTarget will provide Spectrum with reasonable advance notice of any scheduled meeting with any Regulatory Authority relating to the Product and/or any Regulatory Approval in the TopoTarget Territory, and Spectrum shall have the right to have up to two (2) individuals attend any such meeting as non-participating observers, to the extent practicable and permitted by Applicable Law, provided that TopoTarget will retain the lead role and responsibility in any such meetings.
     4.6 Rights of Reference to Regulatory Materials; Use of Clinical Data. TopoTarget shall provide Spectrum with a copy of, or access in a reasonably acceptable form to, all Regulatory Materials that have not already been disclosed to Spectrum, within [***] ([***]) days after the Effective Date. TopoTarget hereby grants to Spectrum an exclusive, sublicenseable right of reference to all Regulatory Materials and Regulatory Approvals owned or Controlled by TopoTarget solely for the purpose of obtaining Regulatory Approval for Product in the Field in Territory during the Term.
     Spectrum hereby grants to TopoTarget an exclusive, sublicenseable right of reference to all Regulatory Materials (including the IND) and Regulatory Approvals owned or Controlled by Spectrum solely for the purpose of obtaining Regulatory Approval for Product in the TopoTarget Territory during the Term, including to perform the CUP Clinical Trial.
     As between the Parties, each Party shall own all data developed by such Party or its Affiliates relating to any Compound or Product. Notwithstanding the terms of Article 2, each Party shall have the right, without any additional payment, to access and use any data, Information or results developed or acquired by the other Party and its Affiliates relating to any Compound or Product solely (a) for purposes of Developing the Compounds and Products in accordance with this Agreement, including for avoidance of doubt TopoTarget’s Development of the Compounds and Product in the TopoTarget Territory, (b) to support the Regulatory Approval of Products in such Party’s territory and (c) for Promotional, marketing, and medical education purposes in support of the Commercialization of Product in such Party’s territory, which right may be sublicensed by such Party (with the consent of the other Party, not to be unreasonably withheld, conditioned or delayed) to any Third Party collaborator or licensee that agrees to allow any Product-related clinical data developed by such collaborator to be used by the other Party for such purposes in a reciprocal manner in such other Party’s territory.
     For clarity, the rights of reference and use granted by this Section shall be in addition to the licenses and other rights granted under this Agreement and shall be independent of the

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ownership of the Regulatory Materials and Regulatory Approvals as allocated or transferred by this Agreement.
     4.7 Adverse Event Reporting and Safety Data Exchange. At any time after the Effective Date, any adverse event (any unwanted or unintended experience in a person that is associated with the use of a drug, whether or not that experience is caused by that drug, including any known side effects) or any Product complaint received by either Party regarding a Product will be forwarded to the other Party as soon as possible, but no later than two (2) calendar days after the Party receives such adverse event or complaint, by telephone, facsimile or secure e-mail, and shall promptly provide the other Party with such other information reasonably requested by the other Party to comply with its reporting obligations in connection with the Development of Product in support of Regulatory Approval. The Parties agree that TopoTarget shall be responsible for all safety reporting to Regulatory Authorities under the IND pertaining to the CUP Clinical Trial, and Spectrum shall be responsible for all safety reporting to Regulatory Authorities under the IND for the PTCL Clinical Trial and all other clinical trials. Without limiting the allocation of responsibility set forth in the immediately preceding sentence, TopoTarget shall, on behalf of Spectrum, provide reporting to Regulatory Authorities for the PTCL Clinical Trial, using the TopoTarget FTEs dedicated to the PTCL Clinical Trial as determined by Spectrum pursuant to Section 4.4(a) to perform such reporting activities.
     Within [***] ([***]) days after the Effective Date, Spectrum and TopoTarget shall enter into a pharmacovigilance agreement containing specific terms, conditions and obligations of the Parties with respect to collection, reporting and monitoring of all adverse drug reactions, adverse events, product complaints, medical inquiries and other relevant drug safety matters relating to the Product, sufficient to enable each Party to comply with its reporting obligations and regulatory submissions in its respective territory with respect to the Product.
     4.8 Communications with Regulatory Authorities.
          (a) General. Each Party shall keep the other Party informed, in a timely manner compliant with the reporting requirements of Regulatory Authorities in the other Party’s territory, of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority in such Party’s territory with respect to the Product and which may have a material impact on Regulatory Approval or the continued Commercialization of the Product in the other Party’s territory.
          (b) Other Communications. Except as may be required by Applicable Law, TopoTarget shall not, subsequent to final approval by the FDA of the NDA for the Product, communicate regarding the Product with any Regulatory Authority having jurisdiction in the Territory unless explicitly requested or permitted in writing to do so by Spectrum or unless so ordered by such Regulatory Authority in the Territory, in which case TopoTarget shall immediately provide notice of such order to Spectrum. Except as may be required by Applicable Law, Spectrum shall not communicate with any Regulatory Authority having jurisdiction in the TopoTarget Territory regarding any Product unless explicitly requested or permitted in writing to

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do so by TopoTarget, or unless so ordered by such Regulatory Authority, in which case Spectrum shall immediately provide notice of such order to TopoTarget.
     4.9 Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of either Party’s facility or a facility under contract with either Party with regard to the Product in the Territory, such Party shall cooperate and use Commercially Reasonable Efforts to cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which such Party will immediately provide to the other Party), such Party will prepare the response to any such observations. Such Party agrees to conform its activities under this Agreement to any commitments made in such a response, except to the extent it believes in good faith that such commitments violate Applicable Laws.
     4.10 Product Withdrawals and Recalls. Spectrum shall have the right and responsibility, at its expense, to control any product recall, field correction, or withdrawal of any Product in the Territory, provided however that Spectrum shall be reimbursed by TopoTarget for expenses of any recall to the extent provided in the Commercial Supply Agreement. As between the Parties, TopoTarget shall have the right, at its expense, to control all recalls, field corrections, and withdrawals of any Product in the TopoTarget Territory. To the extent practicable, the Parties shall discuss the circumstances of any potential product recall, field correction or withdrawal of any Product and possible appropriate courses of action. Each Party shall maintain complete and accurate records of any recall in its territory for such periods as may be required by Applicable Laws, but in no event for less than [***] ([***]) years.
ARTICLE 5
COMMERCIALIZATION; MANUFACTURING
     5.1 Commercialization by the Parties. Subject to the terms of this Agreement, (a) Spectrum shall have responsibility and decision-making authority for Commercialization activities with respect to any Product in the Territory and, except as otherwise provided herein, Spectrum shall be responsible for [***] and (b) TopoTarget shall have responsibility and decision-making authority for Commercialization activities for Products in the TopoTarget Territory and TopoTarget shall be responsible for [***].
     5.2 Commercialization by Spectrum. Spectrum, itself or through its Affiliates or sublicensees, shall use Commercially Reasonable Efforts to Commercialize Products for which Regulatory Approval has been received in the Territory. Without limiting the generality of the foregoing, unless otherwise agreed by the Parties, Spectrum shall satisfy each of the following requirements:
          (a) Commercially Reasonable Efforts. Spectrum shall use Commercially Reasonable Efforts to Promote the Product in the Territory by committing FTEs and resources for Promotion activities consistent with industry standards at least [***] ([***]) year prior to the anticipated date of Regulatory Approval for the Product for the First Indication;

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          (b) Spectrum Sales Force.
               (i) Sales Year [***]. Spectrum will provide at least [***] ([***]) Field Personnel for the Promotion of the Product for the First Indication in the U.S. Territory (the “Spectrum Sales Force”) for Sales Year [***]. The Spectrum Sales Force shall be comprised of qualified Field Personnel who have at least [***] ([***]) years work experience in oncology. The Product will be the primary focus of the Detailing efforts of the Spectrum Sales Force directed to appropriately targeted physicians, provided, however, that in the event there are materially significant differences between the TPP as of the Effective Date and the proposed labeling for the Product for the First Indication or if the First Indication for the Product is not the PTCL Indication, Spectrum will have the right to adjust its Commercialization efforts in a commercially reasonable manner. Spectrum promptly will provide written notice to TopoTarget of any such differences between the TPP and proposed labeling of which Spectrum becomes aware.
               (ii) Sales Year [***]. For [***], Spectrum will engage the Spectrum Sales Force for the Promotion of the Product for any approved indication in the U.S. Territory, which Spectrum Sales Force shall consist of at least [***] ([***]) Field Personnel (unless such number was adjusted pursuant to subsection (i) above or is adjusted pursuant to subsection (iv) below or the Parties agree in writing or it is determined by arbitration that it is commercially reasonable for the Spectrum Sales Force to consist of less than [***] ([***]) Field Personnel) (the “Minimum Sales Force Number”). Upon TopoTarget’s request from time to time, Spectrum shall provide TopoTarget with a written statement reasonably identifying such FTEs.
               (iii) Disagreement. In the event that at any time during Sales Year [***], TopoTarget determines in good faith that Spectrum’s number of FTEs for the Spectrum Sales Force for such Sales Year is less than the Minimum Sales Force Number, then TopoTarget shall notify Spectrum in writing, in which case TopoTarget shall have an option (the “Co-Promotion Option”) to Promote in the U.S. Territory all Products that are being Commercialized by Spectrum under this Agreement as of or subsequent to the date of exercise of the Co-Promotion Option on the terms set forth in Article 6, unless Spectrum disputes TopoTarget’s assertion that it does not have the Minimum Sales Force Number devoted to the Promotion of the Product. TopoTarget shall have the right to exercise the Co-Promotion Option within [***] ([***]) Business Days of receipt of its notice (such [***] ([***]) Business Day period or the [***] period set forth in subsection (1) below, as applicable, the “Co-Promotion Option Period”) in order to Co-Promote the Product in the U.S. Territory in accordance with the terms of Article 6; unless Spectrum has disputed that it does not have the Minimum Sales Force Number devoted to the Promotion of the Product, in which case Spectrum may invoke an arbitration proceeding pursuant to Section 13.1(b) in order to have an arbitrator determine whether or not it has Minimum Sales Force Number devoted to the Promotion of the Product. Upon a determination by the arbitrator that Spectrum does not have the Minimum Sales Force Number devoted to the Promotion of the Product, and provided that Spectrum does not increase the number of Field Personnel to the Minimum Sales Force Number within [***] ([***]) days,

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TopoTarget shall have a [***] ([***]) day period following such [***] ([***]) day period to exercise the Co-Promotion Option in accordance Article 6.
               (iv) Adjustment. Notwithstanding the foregoing, the Parties agree that Spectrum shall have the right to make commercially reasonable adjustments to its obligation with respect to its Sales Force for Sales Year [***] and its obligation to launch the Product under Section 5.3 in the event any of the following events occur outside of Spectrum’s reasonable control and which materially affect Spectrum’s ability to Commercialize the Product in the U.S. Territory: (1) a Third Party manufacturer fails to satisfy its supply obligations for the Product, including the obligation to supply sufficient initial launch quantities of Product not less than ninety (90) days following the date upon which Regulatory Approval for the Product is granted in the U.S. Territory, (2) market related events outside of Spectrum’s control (e.g., physician access issues) occur, (3) adverse events or health or safety issues have occurred or any regulatory hold, constraint or restriction has been imposed or raised by a Regulatory Authority, (4) any Force Majeure event occurs or (5) a Third Party alleges that the manufacture, use or sale of the Product infringes its intellectual property.
     5.3 Launch Efforts. Subject to Section 5.2(b)(iv), Spectrum shall use Commercially Reasonable Efforts to Commercially launch each Product in the Territory within [***] ([***]) days of receiving Regulatory Approval therefor.
     5.4 Commercialization Reporting. Through the JCC, each Party shall keep the other Party reasonably informed regarding the material progress and results of its Commercialization activities in its territory and those of its Affiliates, sublicensees and Third Party contractors. Each Party shall provide the JCC with a marketing plan describing such Party’s plans for Commercializing the Product in its territory.
     5.5 Cross-Territory Sales. Each Party shall not, and shall use Commercially Reasonable Efforts (consistent with any Applicable Law) to obligate its sublicensees, distributors or wholesalers to not, deliver or cause to be delivered, including via the Internet or mail order, Product outside each Party’s territory and to not sell any Product to a purchaser if in either case such Party or its sublicensees, distributors or wholesalers knows, or has reason to believe, that such purchaser intends to remove such Product from such Party’s territory for the purpose of sales or use by patients of the Product in the other Party’s territory. In the event that, despite such efforts, Product for sale in a Party’s territory is diverted or delivered or sold into the other Party’s territory, then (a) if such Product were diverted by an identifiable customer, distributor, employee, consultant or agent of a Party then, upon the request of the other Party, such Party shall not sell Product to, or allow the sale of Product by, any such customer, distributor, employee, consultant or agent for the remaining Term and shall use Commercially Reasonable Efforts to buy back all such Product from such customer, distributor, employee, consultant or agent within [***] ([***]) business days of such request from the other Party; or (ii) such Party shall use Commercially Reasonable Efforts to investigate the location of such diverted Product and buy it back; but, if and to the extent that, such Party elects not to, or is unable to, buy back the applicable diverted Product, then the other Party may, in its sole discretion, buy back the

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applicable diverted Product and such Party shall reimburse the other Party for all reasonable costs incurred by the other Party in connection with the buy-back of any such diverted Product.
     5.6 Manufacture and Supply of Product.
          (a) Except as set forth below, TopoTarget shall have sole responsibility (either itself or through one or more contract manufacturers) for manufacturing all clinical and commercial supplies of Product for Development and Commercialization worldwide, in all formulations in bulk and finished form, TopoTarget shall supply Spectrum’s requirements for Products for the Territory as set forth in the Clinical Supply Agreement and Commercial Supply Agreement and, subject to Section 5.6(c)(v)(1), Spectrum (for itself and its sublicensees) shall purchase all of its requirements for Product from TopoTarget. As of the Effective Date, TopoTarget’s agreements with any Third Party contract manufacturer for the supply of Product in any formulation are listed on Exhibit G (the “Manufacturing Agreements”). TopoTarget represents that the existing Manufacturing Agreements do not contain any obligations for Spectrum to obtain all or part of its requirements from such Third Parties and TopoTarget will take no action or inaction that would result in any such obligation or that would adversely affect Spectrum’s rights under this Agreement. TopoTarget shall not amend or terminate any Manufacturing Agreement without Spectrum’s consent if such amendment or termination would materially and adversely affect TopoTarget’s obligations under the Clinical Supply Agreement or Commercial Supply Agreement, which shall not be unreasonably withheld, delayed or conditioned, and TopoTarget shall use Commercially Reasonable Efforts to comply in all material respects with its obligations and enforce its rights under each such Manufacturing Agreement.
     Commencing with the Effective Date, TopoTarget shall consult with Spectrum with respect to any new agreement between TopoTarget and any Third Party related to the manufacture and supply of Product worldwide. TopoTarget shall not enter into any such new agreement unless Spectrum consents to the terms for the Territory, such consent not to be unreasonably withheld, conditioned or delayed; provided that in the event the Parties fail to agree, each Party may obtain supply from any Third Party for its territory, and provided further that TopoTarget shall continue to supply Products to Spectrum until such time as Spectrum or its manufacturer is producing Product. The Parties acknowledge that it may be beneficial to negotiate worldwide supply arrangements with one or more Third Parties in order to obtain the best pricing and delivery terms from Third Parties. TopoTarget shall use Commercially Reasonable Efforts to obtain reasonably long term supply obligations from Third Parties and to include terms and conditions limiting the ability of the Third Party to increase the price of the Product other than in a commercially reasonable manner.
          (b) Spectrum and TopoTarget will each pay [***] percent ([***]%) of the costs for chemical, pharmaceutical and other process development related to the manufacturing of the Product that are incurred after the Effective Date in accordance with a mutually agreed upon budget in the Development Plan; provided however, that in the event process development work is requested by either Party as necessary or useful only in its own territory, such Party shall pay [***] percent ([***]%) of the costs. Any payments by a Party to satisfy its percentage share

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of such process development costs shall be made in arrears on a monthly basis in a manner consistent with Section 4.4(c)(iv). If a Party (the “Non-Paying Party”) wishes to use the results of any particular chemical, pharmaceutical and other process development work paid for solely by the other Party (the “Sole Paying Party”) in such Non-Paying Party’s own territory, the Non-Paying Party shall be required to reimburse the Sole Paying Party for [***] percent ([***]%) of the Sole Paying Party’s costs that it incurred in performing such chemical, pharmaceutical and other process development work, and from and after such date the Non-Paying Party and Sole Paying Party shall each pay [***] percent ([***]%) of any additional costs of such process chemical, pharmaceutical and other process development work.
          (c) Within [***] ([***]) days after the Effective Date, Spectrum and TopoTarget shall negotiate and execute in good faith an agreement for clinical supply of Product to Spectrum (the “Clinical Supply Agreement”) and an agreement for commercial supply of Product to Spectrum (the “Commercial Supply Agreement”). The Clinical Supply Agreement and Commercial Supply Agreement shall include commercially reasonable terms and conditions, including the following:
               (i) [***];
               (ii) [***];
               (iii) With respect to clinical supply of Product to Spectrum, TopoTarget shall provide all of Spectrum’s requirements for Product in finished form, labeled and packaged;
               (iv) With respect to commercial supply of Product to Spectrum, TopoTarget shall provide bulk nested vials and oral bulk tablets (in each case with a certificate of analysis). TopoTarget shall perform release testing of commercial supplies. Spectrum shall label and package the Product and shall control its presentation and distribution. TopoTarget shall use its Commercially Reasonable Efforts to manufacture or have manufactured Product having a shelf life of at least [***] ([***]) months, it being understood and agreed that the shelf life of the Products shall be as provided by the TopoTarget’s Third Party manufacturers, but that in no event shall the Product supplied to Spectrum have a remaining shelf life that is shorter than the remaining shelf life of Product supplied to TopoTarget or its Affiliates, other licensees or distributors. Binding and non-binding forecasts for the Product shall be consistent with the terms and conditions of the Manufacturing Agreements;
               (v) [***]:
                    (1) [***].
                    (2) [***].
                    (3) Spectrum shall establish, at its cost, a safety stock of Products comprised of a quantity of Products sufficient to satisfy Spectrum’s requirements for Products.

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               (vi) Within [***] ([***]) days after the Effective Date and thereafter periodically throughout the Term, TopoTarget shall transfer to Spectrum, its Affiliate or the Third Party manufacturer selected by Spectrum pursuant to Section 5.6(c)(v)(1), all Information, including the specifications for the Product, Controlled by TopoTarget at such time that is necessary or useful to enable Spectrum, its Affiliate or a Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of TopoTarget to manufacture Product. The internal FTE costs and expenses of each Party incurred in such transfer shall be borne by such Party. Any costs and expenses payable to the Third Party manufacturer (“Third Party Manufacturer Costs”) and TopoTarget’s third party manufacturers shall be borne solely by Spectrum. TopoTarget shall take commercially reasonable steps to ensure the smooth and timely transfer of the manufacturing process for Products to Spectrum, its Affiliate or Third Party manufacturer. Spectrum acknowledges and agrees that TopoTarget may condition its agreement to transfer (or to permit Spectrum to transfer) any TopoTarget manufacturing technology or Information to a Third Party manufacturer (other than those Third Party manufacturers with which Spectrum has written agreements as of the Effective Date) on the execution of a confidentiality agreement between such Third Party manufacturer and Spectrum that contains obligations of confidentiality and non-use no less stringent than those of Article 11 of this Agreement. TopoTarget represents, as of the Effective Date and as of the date of execution of the Commercial Supply Agreement, that there are no contractual limitations or restrictions under the Manufacturing Agreements with respect to Spectrum qualifying a back-up supplier of Product and TopoTarget will take no action that would result in any such limitation or restriction.
               (vii) [***].
               (viii) To the extent permitted by the Manufacturing Agreements, TopoTarget shall pass through to Spectrum the benefit of any representations, warranties, and indemnities made by the Third Party manufacturers under the Manufacturing Agreement and any other remedies TopoTarget may have against such manufacturers. TopoTarget shall not have any liability to Spectrum or any other Person for any liability solely to the extent attributable to a breach or other failure by any such manufacturer, provided that Spectrum is a third party beneficiary entitled to enforce the applicable Manufacturing Agreement against such manufacturer.
     5.7 Promotional Materials.
          (a) All uses of the TopoTarget Trademarks and Spectrum Trademarks shall comply in all material respects with all Applicable Laws in the Territory. Spectrum may include its company name and associated logos on all Product packaging and Promotional Materials for the Territory.
          (b) Spectrum shall be responsible, at its expense, for preparing and producing the Promotional Materials for the Territory. Spectrum shall provide TopoTarget with a final copy of each version of the Promotional Materials for the Territory promptly after completion thereof. Except as specifically permitted by this Section 5.7, neither Party shall distribute or

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have distributed any materials bearing the name or any trademarks of the other Party without the prior written approval of such other Party. TopoTarget shall be responsible, at its expense, for preparing and producing the Promotional Materials for the TopoTarget Territory. TopoTarget shall provide Spectrum with a final copy of each version of the Promotional Materials for the Territory promptly after completion thereof. Spectrum agrees that TopoTarget may use in TopoTarget’s Promotional Materials in the TopoTarget Territory any content included within Spectrum’s Promotional Materials. TopoTarget agrees that Spectrum may use in Spectrum’s Promotional Materials in the Territory any content included within TopoTarget’s Promotional Materials.
          (c) Upon the Co-Promotion Commencement Date, at TopoTarget’s cost, Spectrum shall provide TopoTarget with the Promotional Materials then used by the Spectrum Sales Force to Promote the Product in the Territory in quantities sufficient for TopoTarget to satisfy its obligations under this Agreement, and subsequently shall provide TopoTarget with any updated Promotional Materials. TopoTarget shall be responsible for distributing the Promotional Materials to the TopoTarget Sales Force. Spectrum shall own all right, title and interest in the Promotional Materials, including all intellectual property rights appurtenant thereto. Spectrum hereby grants to TopoTarget a royalty-free license to use the Promotional Materials during the Term solely in connection with its Promotion of the Product in the Territory and in accordance with this Agreement, the Co-Promotion Agreement and Applicable Laws, subject to TopoTarget’s payment of costs as provided in this Section.
          (d) Neither Party shall use or distribute in connection with Detailing the Product in the Territory any promotional materials other than the Promotional Materials (branded or non-branded) in the form(s) prepared and approved in accordance with this Section 5.7. Spectrum shall be solely responsible for timely submitting, as applicable, any Promotional Materials to the FDA’s Division of Drug Marketing, Advertising and Communications and to any applicable state Governmental Authorities in the Territory. TopoTarget shall distribute the Promotional Materials in accordance with the terms of this Agreement and the Co-Promotion Agreement and shall not distribute any out-dated Promotional Materials to the extent it has received notice from Spectrum that such Promotional Materials are out-dated. TopoTarget shall certify that any such out-dated Materials have been returned to Spectrum or its designee or destroyed, in accordance with Spectrum’s written policy delivered on the Co-Promotion Commencement Date, as such policies may be updated from time to time by Spectrum.
ARTICLE 6
TOPOTARGET CO-PROMOTION RIGHT
     6.1 Option Exercise. TopoTarget may exercise the Co-Promotion Option by written notice to Spectrum at any time during the Co-Promotion Option Period pursuant to Section 5.2(b)(iii), provided that TopoTarget may not exercise the Co-Promotion Option if TopoTarget is in material breach of this Agreement and has not cured such breach within the sixty (60) day period set forth in Section 12.3. The Co-Promotion Option shall automatically and irrevocably expire in the event (i) TopoTarget has not provided written notice to Spectrum of its exercise of the Co-Promotion Option during the Co-Promotion Option Period or (ii) there is a Change of Control of TopoTarget prior to the exercise by TopoTarget of the Co-Promotion Option, unless

Spectrum consents to the exercise of the Co-Promotion Option by the acquirer of TopoTarget, which consent shall not be unreasonably withheld, delayed or conditioned.
     6.2 Grant of Co-Promotion Right. In the event TopoTarget exercises the Co-Promotion Option by written notice to Spectrum pursuant to Section 6.1, then Spectrum hereby grants to TopoTarget the co-exclusive (with Spectrum) right to Promote Products in the U.S. Territory during the Co-Promotion Term, on the terms and subject to the conditions set forth herein (the “Co-Promotion Right”). For clarity, TopoTarget shall have no right to Detail or Promote the Product in the U.S. Territory prior to the Co-Promotion Commencement Date. Promptly upon the grant of the Co-Promotion Right, the Parties shall enter into a co-promotion agreement (“Co-Promotion Agreement”) that will contain commercially reasonable terms for the Promotion of the Product by TopoTarget in the U.S. Territory, including the following:
          (a) Co-Promotion Term. The Co-Promotion Right shall commence on the date that is [***] ([***]) months after the date of exercise of the Co-Promotion Option (the “Co-Promotion Commencement Date”) and shall continue in effect until [***] (the “Co-Promotion Term”).
          (b) Co-Promotion Sales. [***]. The Co-Promotion Agreement shall provide each Party with audit rights with respect to the foregoing consistent with the audit right under this Agreement.
          (c) Sales Force.
               (i) During the Co-Promotion Term, TopoTarget shall Detail and Promote the Product in the U.S. Territory in accordance with the Co-Promotion Agreement and this Agreement using a commercially reasonable number of qualified sales representatives who have at least [***] ([***]) years work experience in oncology (which number in no event shall be less than the Minimum Sales Force Number minus the number of FTEs in the Spectrum Sales Force in the U.S. Territory) or the Co-Promotion shall terminate. During the Co-Promotion Term, all Details and Promotion activities conducted by TopoTarget shall be under the reasonable direction of Spectrum, shall be overseen by Spectrum and shall be in accordance with Spectrum’s SOPs and in compliance with all Applicable Laws. TopoTarget shall manage the TopoTarget Sales Force and shall implement Spectrum’s sales strategies and plans. TopoTarget shall use Commercially Reasonable Efforts to provide the TopoTarget Sales Force with the level of oversight, management, direction and sales support with respect to the Promotion of Product to effectively and efficiently Promote the Product in accordance with the terms of this Agreement. During any period in which the TopoTarget Sales Force is Co-Promoting the Product, the Parties will use Commercially Reasonable Efforts at the local level to coordinate Details by the Spectrum Sales Force with Details by the TopoTarget Sales Force in a manner intended to increase effective coverage of the target audience and to decrease non-productive efforts. Except as set forth in Section 6.2(b) and Section 6.2(d), TopoTarget shall bear all of the costs and expenses incurred by TopoTarget or its employees, consultants, service providers, or agents in connection with the Co-Promotion Agreement and shall indemnify and defend the

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Spectrum Indemnitees from and against any and all claims, damages, liabilities, costs and expenses resulting from TopoTarget’s Promotion of the Product, except to the extent such claims, damages, liabilities, costs and expenses arise out of or relate to compliance with Spectrum’s SOPs, directions, Promotional Materials or Spectrum’s breach of this Agreement or Applicable Laws. Spectrum shall bear all of the costs and expenses incurred by Spectrum or its employees, consultants, service providers, or agents in connection with the Co-Promotion Agreement and shall indemnify and defend the TopoTarget Indemnitees from and against any and all claims, damages, liabilities, costs and expenses resulting from TopoTarget’s compliance with Spectrum’s SOPs, directions, Promotional Materials or from Spectrum’s breach of this Agreement or Applicable Laws, except to the extent such claims, damages, liabilities, costs and expenses arise out of or relate to TopoTarget’s failure to comply with Spectrum’s SOPs, directions, Promotional Materials or TopoTarget’s breach of this Agreement or Applicable Laws. Except as set forth in Section 6.2(b) and Section 6.2(d), each Party shall be solely responsible for all costs and expenses of recruiting, hiring, training, maintaining and compensating its Sales Force, including salaries, benefits and incentive compensation, provided that such incentive compensation shall not be structured in a manner that would reasonably be expected to inappropriately motivate such individuals to engage in the improper Promotion or sales of Product.
               (ii) Each Party shall indemnify the other Party and Affiliates against any Losses for any payment or obligation to make a payment to any of its employees or agents for the co-promotion of Product relating in any way to any compensation or benefits or the payment or withholding of any contributions, payroll taxes, or any other payroll-related item, even if it is subsequently determined by any court or any other Governmental Authority that any such employee or agent may be a common law employee of the other Party and/or its Affiliates, distributors or sublicensees or otherwise entitled to such benefits.
               (iii) In no case shall TopoTarget be responsible for, or liable to Spectrum on account of, the inaccurate or misleading content of any of Spectrum’s Promotional Material.
          (d) Samples; Training. Spectrum shall bear all costs related to the supply of Product samples and promotional materials, the cost of creating and implementing the TopoTarget Sales Force training programs, and all marketing costs and expenses, provided that expenses shall be limited to expenses for the Reimbursed Sales Representatives only. Spectrum or its distributor(s) or sublicensee(s), as applicable, shall develop and implement the training program for the respective Sales Forces for the co-promotion of Products in the U.S. Territory, and TopoTarget agrees to utilize such training program to assure a consistent, focused promotional strategy and message.
          (e) No Sales or Distribution; Returns. With respect to the U.S. Territory, Spectrum shall sell all Product to each customer, and shall book each sale. The Parties recognize that TopoTarget may from time to time receive orders for the Product directly from Third Parties for delivery in the U.S. Territory. In such event, TopoTarget promptly shall advise such Third Party that TopoTarget is not authorized to accept orders for the Product and shall immediately and accurately forward such order to Spectrum, or its designee, which order Spectrum may accept or reject in its sole discretion. Spectrum shall be responsible for handling all returns of the Product with respect to the U.S. Territory. If any Product sold in the U.S. Territory is returned to TopoTarget, TopoTarget shall either promptly destroy or ship such Product to Spectrum or its designee, as directed by Spectrum, at Spectrum’s expense, and in accordance with Applicable Laws.
ARTICLE 7
FINANCIALS
     7.1 License Fee. Not later than two (2) Business Days after Spectrum receives wire transfer information from TopoTarget after the Effective Date, Spectrum shall pay to TopoTarget a non-refundable, non-creditable license fee of Thirty Million Dollars (US $30,000,000) by wire transfer of immediately available funds into an account designated by TopoTarget.
     7.2 Development Milestone Payments. Spectrum shall make development milestone payments to TopoTarget as follows:
          (a) Acceptance of First NDA. Upon the acceptance by the FDA of the first NDA filed by Spectrum or an Affiliate or sublicensee of Spectrum for a Product for the First Indication and in accordance with the Registration Rights and Stockholder Agreement, Spectrum shall issue one million (1,000,000) shares of Spectrum Common Stock (such 1,000,000 shares of Common Stock, as adjusted from time to time on and after the Effective Date for any stock splits, stock dividends and other similar adjustments, the “Spectrum NDA Shares”), to TopoTarget on a date to be determined upon the mutual agreement of Spectrum and TopoTarget, but in no event later than the tenth (10th) Business Day following such FDA acceptance (the “Issuance Date”). As used herein, “Common Stock” means shares of Spectrum common stock, $0.001 par value per share. If any of the following events occur prior to the issuance of the Spectrum NDA Shares, namely (i) any consolidation, merger or combination of Spectrum with another person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, (ii) any statutory exchange, as a result of which holders of Common Stock generally shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (such transaction, a “Statutory Exchange”), or (iii) any sale or conveyance of the properties and assets of Spectrum as, or substantially as, an entirety to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then Spectrum shall hold, set aside in an unencumbered fund (free of liens) and, upon satisfaction of the condition described in the first sentence of this Section 7.2(a), issue (and shall cause any successor or purchasing person, as the case may be, to hold, set aside in an unencumbered fund (free of liens) and, upon satisfaction of the condition described in the first sentence of this Section 7.2(a), issue), all of the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, Statutory Exchange, sale or conveyance by a holder of a number of shares of Common Stock equal to the number of Spectrum NDA Shares immediately prior to such reclassification, change, consolidation, merger,

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combination, Statutory Exchange, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, that holders of Common Stock who were entitled to vote or consent to such transaction had as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, combination, Statutory Exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, combination, Statutory Exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 7.2(a) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, combination, Statutory Exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The above provisions of this Section 7.2(a) shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, Statutory Exchanges, sales and conveyances.
          (b) PTCL Indication.
               (i) [***] Dollars (US $[***]) upon acceptance by the FDA of the first NDA filed by Spectrum or an Affiliate or sublicensee of Spectrum for a Product for use in the PTCL Indication; and
               (ii) [***] Dollars (US $[***]) upon receipt by Spectrum or an Affiliate or sublicensee of Spectrum of Regulatory Approval from the FDA for a Product for use in the PTCL Indication.
          (c) First Non-PTCL Indication.
               (i) [***] Dollars (US $[***]) upon initiation by Spectrum or an Affiliate or sublicensee of Spectrum of treatment of the first patient in a Phase III Clinical Trial of a Product for use in the First Non-PTCL Indication.
               (ii) [***] Dollars (US $[***]) upon acceptance by the FDA of the first NDA or filed by Spectrum or an Affiliate or sublicensee of Spectrum for a Product for use in the First Non-PTCL Indication; and
               (iii) [***] Dollars (US $[***]) upon receipt by Spectrum or an Affiliate or sublicensee of Spectrum of Regulatory Approval from the FDA for a Product for use in the First Non-PTCL Indication.
          (d) Second Non-PTCL Indication.
               (i) [***] Dollars (US $[***]) upon acceptance by the FDA of the first NDA filed by Spectrum or an Affiliate or sublicensee of Spectrum for a Product for use in the Second Non-PTCL Indication; and
               (ii) [***] Dollars (US $[***]) upon receipt by Spectrum or an Affiliate

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or sublicensee of Spectrum of Regulatory Approval from the FDA for a Product for use in the Second Non-PTCL Indication.
          (e) Additional Milestone. In the event (i) of receipt by Spectrum or an Affiliate or sublicensee of Spectrum of Regulatory Approval from the FDA for a Product for use in any indication (other than the PTCL Indication, First Non-PTCL Indication or Second Non-PTCL Indication) (the “Additional Indication”) and (ii) such Regulatory Approval for such Additional Indication was obtained (1) through the use of efficacy and safety information and data generated solely by TopoTarget at TopoTarget’s sole cost and expense for the purpose of obtaining Regulatory Approval of the Product in the TopoTarget Territory for such Additional Indication and that was provided to Spectrum pursuant to this Agreement but (2) without the use of any efficacy information or data generated from any clinical trial of the Product for the Additional Indication performed by Spectrum or an Affiliate or sublicensee of Spectrum, then Spectrum shall pay to TopoTarget a milestone payment in an amount equal to [***] Dollars (US $[***]), [***].
     Each milestone payment in this Section 7.2 shall be paid only once regardless of the number of Products (including Belinostat or a Backup Compound) that achieve such milestones, and shall be non-refundable and non-creditable. The maximum total amount of payment to TopoTarget pursuant to Sections 7.2(b) through (e) shall be $[***].
     7.3 Sales Milestone Payments. Spectrum shall make each of the sales milestone payments indicated below to TopoTarget when cumulative, aggregate Net Sales from and after the Effective Date of all Products by Spectrum, its Affiliates and sublicensees in the Territory reach the specified dollar values:

Cumulative, Aggregate Net Sales in the Territory	Payment
US $[***]	US $[***]
US $[***]	US $[***]
US $[***]	US $[***]
US $[***]	US $[***]
US $[***]	US $[***]
Each milestone payment in this Section 7.3 shall be paid only once. The maximum total amount of payment to TopoTarget pursuant to this Section 7.3 shall be $[***]. Spectrum shall notify and pay to TopoTarget the amounts set forth in this Section 7.3 within [***] after the delivery due date of the quarterly report pursuant to Section 7.6 for the calendar quarter in which the applicable event was achieved. For clarity, in the event that more than one of the aggregate Net Sales thresholds is achieved in a calendar year, Spectrum shall owe each of the corresponding payments. Each such payment shall be made by wire transfer of immediately available funds into an account designated by TopoTarget. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

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     7.4 Royalties.
          (a) Royalty Rate. Subject to the terms of this Section 7.4 and 6.2(b), Spectrum shall pay to TopoTarget a royalty of [***] percent ([***]%) on Net Sales of Products by it and its Affiliates and sublicensees in the Territory, as adjusted pursuant to this Section.
          (b) Royalty Reduction — Generic Competition. In the event a Product is subject to Generic Competition in a country in the Territory, then the royalty rate set forth in Section 7.4(a) (as such rate may have been adjusted under Section 7.4(d)) shall be reduced by [***] percent ([***]%) in such country, provided that if the royalty rate set forth in Section 7.4(a) has already been reduced pursuant to Section 7.4(c), the amount of the reduction permitted to be taken under this Section 7.4(b) shall be limited to [***] percent ([***]%) of the royalty rate prior to the reduction being taken under Section 7.4(c). Such royalty reduction shall become effective on the first day of the month after the month in which on such Generic Competition first occurs and shall expire on the last day of the month in which such Generic Competition ceases to exist, subject to the royalty duration provided for under Section 7.4(e).
          (c) Royalty Reduction — Patent Expiry. In the event the expiration of the last to expire Valid Claim of a TopoTarget Patent in the U.S. Territory Covering a Product occurs prior to the expiration of the [***] period set forth in Section 7.4(e), the royalty rate set forth in Section 7.4(a) (as such rate may have been adjusted under Section 7.5(d)) for such Product shall be reduced by [***] percent ([***]%) for the remainder of the applicable royalty duration. Notwithstanding the foregoing, (i) this Section 7.4(c) shall not apply during any time period that the royalty rates are reduced pursuant to Section 7.4(b) and (ii) this Section 7.4(c) shall only apply during such period that the payment of royalties set forth herein beyond the expiration of the last to expire Valid Claim would render the TopoTarget Patent unenforceable (i.e., until such time as a court of competent jurisdiction in the U.S. Territory holds in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or a law or administrative order explicitly provides that the payment of royalties beyond the expiration of the last to expire Valid Claim does not render the TopoTarget Patent unenforceable).
          (d) Royalty Reduction — Anti-Stacking. In the event the manufacture, use or sale of any Compound or Product in the Territory under this Agreement would infringe the intellectual property rights of any Third Party absent a license thereunder, which manufacturing, use or sale activity, as of the Effective Date, is also encompassed within any claim of the TopoTarget Patents, and Spectrum reasonably obtains a license under such intellectual property rights, then Spectrum may deduct from the royalties due to TopoTarget pursuant to this Section 7.4 [***] percent ([***]%) of any payments actually paid to any such Third Party as consideration solely for any such license to such intellectual property rights; provided that in no event shall the royalties due to TopoTarget for a given calendar quarter be reduced under this Section 7.4(d) by more than [***] percent ([***]%) (but not any payments due under Section 4.4(e), which shall be paid in full)). Unused credit amounts may be carried over into subsequent quarterly periods.

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          (e) Duration. Royalties shall be payable under this Section 7.4 on a country-by-country and Product-by-Product basis during the period commencing with First Commercial Sale of Product in the Territory and continuing until the later of: (i) [***] or (ii) [***].
     7.5 Sublicense Revenue. Without limitation of Spectrum’s obligations to pay the milestone payments pursuant to Sections 7.2 and 7.3, whether achieved by Spectrum or its Affiliates or sublicensees, or royalty payments pursuant to Section 7.4, Spectrum shall pay TopoTarget [***] percent ([***]%) of any Sublicense Revenue received by Spectrum from any sublicensee under a sublicense agreement entered into after the Effective Date.
     7.6 Spectrum Payments and Reports. Within sixty (60) days after the end of each calendar quarter, Spectrum shall provide TopoTarget with a statement of (a) the amount of gross sales of Product in the Territory by Spectrum, its Affiliates and sublicensees during the applicable calendar quarter, (b) an itemized calculation of Net Sales showing Net Sales Deductions during such calendar quarter, (c) a calculation of the amount of royalty payment due on such sales for such calendar quarter pursuant to Section 7.4, (d) any milestone payment due pursuant to Section 7.2 or 7.3 and (e) Sublicense Revenue received by Spectrum and the percentage of Sublicense Revenue due under Section 7.5. Concurrently with each statement, Spectrum shall pay to TopoTarget the royalty payment for such calendar quarter pursuant to Section 7.4, any milestone payment due pursuant to Section 7.2 or 7.3 and any percentage of Sublicense Revenue payment due pursuant to Section 7.5. All amounts payable to TopoTarget under this Agreement shall be paid in United States dollars.
     7.7 Taxes. All payments required to be paid under this Agreement shall be paid without deduction or withholding of any taxes, except as set forth in this Section 7.7. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Applicable Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to recipient within one (1) month of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes. For the sake of clarity, in no event shall the Paying Party be required to pay any additional amounts, whether in the nature of a “gross up” payment or otherwise, to the Recipient Party on account of such Withholding Taxes.
     7.8 No Setoff. Except as provided in Section 4.4(c) or 7.4, all payments due to TopoTarget under this Agreement shall be made without setoff or deduction of any kind if TopoTarget does not dispute that it owes money to Spectrum, provided that this Section 7.8 shall not apply to any money damages awarded to Spectrum in a final, non-appealable judgment (or

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judgment from which no appeal was taken within the allowable time period) awarded against TopoTarget.
     7.9 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at [***] per annum or the maximum rate allowable by Applicable Law, whichever is less.
     7.10 Records; Audits. Spectrum shall maintain complete and accurate books and records in accordance with GAAP (to the extent appropriate) in sufficient detail to permit TopoTarget to confirm the accuracy of [***] under this Agreement, and Spectrum’s compliance with the Manufacturing Limitations, for a period of [***] ([***]) years from the creation of individual records or any longer period required by Applicable Law. At TopoTarget’s request, such records going back no more than [***] ([***]) years shall be available for review not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice) by an independent Third Party auditor selected by TopoTarget and approved by Spectrum (such approval not to be unreasonably withheld, conditioned, or delayed) and subject to confidentiality and non-use obligations no less stringent than those set forth in Article 11 for the sole purpose of verifying for TopoTarget the accuracy of the financial reports furnished by Spectrum pursuant to this Agreement or of any payments made by Spectrum to TopoTarget pursuant to this Agreement. Any such auditor shall not disclose Spectrum’s Confidential Information to TopoTarget, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Spectrum or the amount of payments due by Spectrum under this Agreement. Any amounts shown to be owed but unpaid or overpaid and in need of reimbursement shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 7.9) from the original due date. [***].
ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Ownership of Inventions. Each Party shall own all inventions and Information made solely by the respective employees, agents, and independent contractors of it and its Affiliates in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”). All inventions and Information that are conceived, reduced to practice, authored or otherwise made jointly by employees, Affiliates, agents, or independent contractors of both Parties in the course of performing activities under this Agreement (collectively, “Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under United States patent laws.
     8.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all Sole Inventions or Joint Inventions relating to Product or its manufacture or use, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Sole Inventions or Joint

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Inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.
     8.3 Prosecution of Patents.
          (a) TopoTarget Patents.
               (i) In the Territory. Except as otherwise provided in this Section 8.3(a), as between the Parties, Spectrum shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, in TopoTarget’s name, the TopoTarget Patents in the Territory and to retain counsel in its reasonable discretion in connection therewith, all at [***], subject to TopoTarget’s approval of such counsel, such approval not to be unreasonably withheld, delayed or conditioned, provided that, unless otherwise agreed in writing by the Parties, Spectrum shall not knowingly file or prosecute any TopoTarget Patent in the Territory in a manner materially detrimental to the TopoTarget Patents being prepared, filed, prosecuted and maintained by TopoTarget in the TopoTarget Territory.
     Spectrum shall keep TopoTarget reasonably informed with respect to the preparation and prosecution of the TopoTarget Patents in the Territory and shall provide TopoTarget with the right to review and comment on such preparation and prosecution. Spectrum shall consider reasonable comments by TopoTarget, but Spectrum shall have ultimate decision-making authority. If Spectrum determines in its sole discretion that it is not interested in preparing, filing, prosecuting or maintaining any TopoTarget Patent in the Territory, then Spectrum shall provide TopoTarget written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and TopoTarget shall thereafter have the right and authority to prepare, file, prosecute and maintain such former TopoTarget Patent in the Territory, at [***] and in consultation with Spectrum, provided that TopoTarget shall not knowingly file or prosecute any such former TopoTarget Patent in a manner that would be materially detrimental to the other TopoTarget Patents being prepared, filed, prosecuted and maintained by Spectrum. Any such former TopoTarget Patent shall be licensed to Spectrum and shall be considered in determining the royalties on Net Sales of Products, provided that any such former TopoTarget Patent first prepared, filed, prosecuted and maintained by TopoTarget after it has experienced a Change of Control shall not automatically be licensed to Spectrum or considered in determining the royalties on Net Sales of Products unless agreed to by Spectrum in writing. TopoTarget shall provide Spectrum with all documents (including all office actions, communications from the relevant patent office and drafts of any filings or responses thereto, and foreign filings and foreign search report) relevant to such preparation, filing, prosecution and maintenance by TopoTarget for review and comment by Spectrum, and the Parties shall discuss all such preparation, filing, prosecution and maintenance in the context of the IP Committee. TopoTarget shall include reasonable comments by Spectrum.
               (ii) In the TopoTarget Territory. Except as otherwise provided in this Section 8.3(a), as between the Parties, TopoTarget shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations)

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and maintain, in TopoTarget’s name, the TopoTarget Patents in the TopoTarget Territory and to retain counsel in its sole discretion in connection therewith, all at [***]; provided that TopoTarget shall not knowingly file or prosecute any TopoTarget Patent in the TopoTarget Territory in a manner materially detrimental to the TopoTarget Patents being prepared, filed, prosecuted and maintained by Spectrum in the Territory. To the extent feasible, TopoTarget shall use Commercially Reasonable Efforts to keep Spectrum informed with respect to the preparation and prosecution of the TopoTarget Patents in the TopoTarget Territory and shall provide Spectrum with the right to review and comment on such preparation and prosecution. TopoTarget shall consider reasonable comments by Spectrum, but TopoTarget shall have ultimate decision-making authority.
               (iii) In the China Territory. Until such time as the China Territory is included in the Territory pursuant to Section 2.5 or such time that the China Territory is included in the TopoTarget Territory pursuant to Section 2.5, whichever is earlier, TopoTarget shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, in TopoTarget’s name, the TopoTarget Patents in the China Territory and to retain counsel in its sole discretion in connection therewith, all at [***]. To the extent feasible, TopoTarget shall use Commercially Reasonable Efforts to keep Spectrum informed with respect to the preparation and prosecution of the TopoTarget Patents in the China Territory and shall provide Spectrum with the right to review and comment on such preparation and prosecution. TopoTarget shall include reasonable comments by Spectrum.
          (b) Joint Patents. With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party, if any, shall prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in any jurisdictions throughout the world, as well as the manner in which patent expense for such Joint Patent will be [***].
     The Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. The prosecuting Party shall consider comments by the non-prosecuting Party, but each Party shall have ultimate decision-making authority in its own territory.
     Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case

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the disclaiming Party shall provide the other Party with written notice of such determination at least [***] ([***]) days before any deadline for taking action to avoid abandonment and shall provide the other Party with the opportunity to have the disclaiming Party’s interest in such Joint Patent in such country or jurisdiction assigned to the other Party, at no cost to the other Party.
     Subject to the license granted to Spectrum pursuant to Section 2.1(a), each Party shall have the right to practice, license and exploit the Joint Patents worldwide, without consent of the other Party (where consent is required by law, such consent is hereby deemed granted) and without a duty of accounting to the other Party.
          (c) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 8.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
          (d) IP Committee. It is the goal of the Parties to facilitate the exchange of information between them regarding each Party’s performance of its responsibilities under this Article 8. To this end, the Parties may from time to time during the Term convene an ad hoc advisory group of individuals (the “IP Committee”) having the requisite expertise in order to (a) facilitate the sharing of information between the Parties regarding the Parties’ activities under this Agreement relating to the filing, prosecution, maintenance and enforcement of the TopoTarget Patents and TopoTarget Know-How in the Territory and (b) provide a forum for discussing such matters. The IP Committee shall not have any decision-making rights or responsibilities, and any failure or delay in obtaining consensus with respect to any issue discussed by this group shall not preclude the Party having control over a particular matter pursuant to this Article 8 from taking action with respect to such matter.
     8.4 Enforcement of TopoTarget Technology.
          (a) Notification. If there is any infringement, threatened infringement, or alleged infringement of the TopoTarget Patents or misappropriation of TopoTarget Know-How on account of a Third Party’s manufacture, use or sale of a Product in the Territory (in each case, a “Product Infringement”), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement. Each Party shall immediately, but in no case more than five (5) Business Days, give written notice to the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. Sections 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) claiming any TopoTarget Patent covering Product is invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

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          (b) Enforcement Rights.
               (i) Subject to Section 8.4(d) and the remainder of this Section 8.4(b), during the Term, Spectrum shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Product Infringement of the TopoTarget Technology in the Territory, at Spectrum’s expense. If Spectrum has not brought suit to enforce such TopoTarget Technology against such Person within thirty (30) days after Spectrum’s receipt or delivery (as applicable) of notice and information under Section 8.4(a), then TopoTarget shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable TopoTarget Technology with respect to such Product Infringement in the Territory, TopoTarget’s expense. Notwithstanding the foregoing, TopoTarget shall not, and shall not permit any other licensee of TopoTarget under the TopoTarget Patents in the Territory to, proceed against an alleged infringer of the TopoTarget Patents in the Territory (1) unless significant damages are reasonably expected to be recovered from the infringer in such proceeding, and (2) without first consulting with Spectrum regarding the strategy for such proceeding and considering in good faith Spectrum’s comments regarding such proceeding, provided that TopoTarget shall not, nor shall it permit any other licensee of TopoTarget under the TopoTarget Patents in the Territory to, proceed against an alleged infringer of any claims of a TopoTarget Patent in the Territory that are directed solely to the sulphonamide class of HDAC Inhibitors without Spectrum’s prior written consent.
     Each Party shall provide to the Party enforcing any such rights under this Section 8.4(b) reasonable assistance in such enforcement, including using best efforts if required to establish and maintain standing to join such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.
               (ii) Any recovery obtained by any enforcing Party as a result of any proceeding described in this Section 8.4, by settlement or otherwise, shall be applied in the following order of priority: [***].
          (c) Settlement. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall settle any claim, suit or action that it brought under this Section 8.4 involving TopoTarget Technology in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of Spectrum or its Affiliates or licensees to sell Products in the Territory or the ability of TopoTarget or its Affiliates or licensees to sell Products in the TopoTarget Territory.
          (d) TopoTarget Technology Licensed from Third Parties. Spectrum’s rights under this Section 8.4 with respect to any TopoTarget Technology licensed to TopoTarget by a Third Party shall be subject and subordinated to the rights of such Third Party to enforce such TopoTarget Technology and/or defend against any claims that such TopoTarget Technology is invalid or unenforceable, and the rights of such Third Party to share in any recoveries.

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     8.5 Patent Marking. Both Parties shall, and shall require its Affiliates and sublicensees, to mark Products sold by it hereunder with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.
     8.6 Trademarks.
          (a) Spectrum Trademarks. Spectrum shall be responsible for the selection, adoption, registration, maintenance and defense of all Compound and Product related trademarks for use in connection with the sale or marketing of Products in the Territory (the “Spectrum Trademarks”), as well as all expenses associated therewith. Spectrum shall own all Spectrum Trademarks. All rights arising from the use by Spectrum of the Spectrum Trademarks in the Territory during the Term shall inure to Spectrum’s benefit. Spectrum shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the Spectrum Trademarks in the Territory.
     TopoTarget shall have the right, and is hereby granted an exclusive, royalty-free license, to adopt, use, register and cause to be registered any of the Spectrum Trademarks solely for use in connection with the sale, marketing and distribution of Products in the TopoTarget Territory. All rights arising from the use by TopoTarget of the Spectrum Trademarks in the TopoTarget Territory during the Term shall inure to TopoTarget’s benefit. TopoTarget shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the Spectrum Trademarks in the TopoTarget Territory. TopoTarget shall properly designate the TopoTarget Trademarks on the packaging of the final Product, to the extent required or permissible by the applicable Regulatory Approvals and TopoTarget agrees that all Products with which the TopoTarget Trademarks are used shall conform to all requirements of any Applicable Laws and any Regulatory Authorities in the TopoTarget Territory.
          (b) TopoTarget Trademarks. Spectrum’s use of the TopoTarget Trademarks in the Territory shall be limited to the marketing, sale and distribution of the Product. TopoTarget shall have all rights to the TopoTarget Trademarks in the TopoTarget Territory, as set forth in Section 2.2. Spectrum shall be responsible for maintaining in its own name the registrations for any or all of the TopoTarget Trademarks in the Territory, and for defending the TopoTarget Trademarks in the Territory, all at Spectrum’s sole expense. TopoTarget shall, as soon as practicable after receiving notice of any potential infringement of the TopoTarget Trademarks in the Territory, inform Spectrum of any such potential infringement. Spectrum shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the TopoTarget Trademarks in the Territory. Spectrum agrees that, during the Term, it will not assign the TopoTarget Trademarks to any Third Party, except pursuant to Section 14.5. Spectrum shall, as soon as practicable after receiving notice of any potential infringement of the TopoTarget Trademarks in the TopoTarget Territory, inform TopoTarget of any such potential infringement. TopoTarget shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the TopoTarget Trademarks in the TopoTarget Territory.
     8.7 Infringement of Third Party IP. Each Party shall promptly notify the other in writing of any allegation, claim or suit that the manufacture, use or sale of a Product infringes or misappropriates a Third Party’s Patent or other intellectual property rights. Subject to Section 7.4(d), each Party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such Party’s activities, at its own expense and by counsel of its own choice.
     Spectrum shall be solely responsible for obtaining, at its sole expense and subject to Section 7.4(d), any agreements with Third Parties required in order to lawfully perform its manufacturing and Commercialization responsibilities under this Agreement; provided however that, during the Term, in the event TopoTarget enters into an agreement with a Third Party for the development or commercialization of Products in the TopoTarget Territory or TopoTarget licenses any intellectual property necessary or useful for the Development or Commercialization of the Products in the Territory, TopoTarget shall use Commercially Reasonable Efforts to obtain the right to sublicense such rights to Spectrum under this Agreement.
     8.8 The CREATE Act. Each Party acknowledges and agrees that: (a) the provisions herein are intended to encompass and include a joint research agreement for the performance of experimental, developmental and research work as contemplated by 35 U.S.C. § 103(c)(3), and that any invention made in connection with the activities contemplated in this Agreement, whether made solely by or on behalf of one Party or jointly by or on behalf of both Parties, is intended to and should have the benefit of the rights and protections conferred by Public Law 108-453, the Cooperative Research and Enhancement Act of 2004 as codified in 35 U.S.C. §103(c)(2) (the “CREATE Act”); (b) in the event that a Party seeks to rely on the foregoing and invoke the CREATE Act with respect to any invention that is the subject of a patent application filed by or on behalf of such Party, such Party will give prior written notice(s) to the other Party of its intent to invoke the CREATE Act and of each submission or disclosure such Party intends to make to the USPTO pursuant to the CREATE Act, including: (i) any disclosure of or regarding the existence or contents of this Agreement to the USPTO; (ii) the disclosure of any “subject matter developed by the other Party” (as such term is used in the CREATE Act) in, without limitation, an information disclosure statement, or (iii) the filing of any terminal disclaimer over the intellectual property of the other Party, it being agreed that no such submission, disclosure or filing shall be made by such Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; (c) without limiting subsection (b) above (including the obligation to obtain a Party’s prior approval), it shall not be a violation of confidentiality obligations hereunder for a Party, as necessary in connection with the invocation of the CREATE Act, to disclose to the USPTO (i) the intellectual property of the other Party in, without limitation, an information disclosure statement or (ii) this Agreement, provided that such Party exercises reasonable efforts to limit the scope of such disclosure as strictly necessary to invoke the CREATE Act, including by reasonably redacting the material terms of this Agreement before any such disclosure; and (d)

without limiting subsection (b) above, each Party will provide reasonable cooperation to the other Party in connection with such other Party’s efforts to invoke and rely on the CREATE Act.
     8.9 License to TopoTarget.
          (a) Spectrum hereby grants TopoTarget a royalty-free license to and under the Spectrum Sole Inventions which relate to a [***]. The foregoing license shall be exclusive (even as to Spectrum and its Affiliates) with respect to the rights granted under clauses (i) and (ii) above, and non-exclusive with respect to the rights granted under clause (iii) above.
          (b) The licenses granted by Spectrum to TopoTarget in this Section may be sublicensed by TopoTarget to any Affiliate or Third Party; provided that TopoTarget shall have the right to sublicense the license granted by Spectrum under this Section only to sublicensees who agree in advance to grant TopoTarget a license, with the right to sublicense to Spectrum on a royalty-free basis, under any invention, data or information made by such sublicensee which relates to a [***]. Any sublicense under the licenses granted by Spectrum to TopoTarget in this Section shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in Article 11.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
     9.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:
          (a) Corporate Existence and Power. It is a corporation or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or formed, and has all requisite power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
          (b) Authority and Binding Agreement. It has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.
          (c) Consents. All necessary consents, approvals and authorizations of all Governmental Authorities and any Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained by it.

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          (d) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) to its knowledge, do not conflict with or violate any requirement of Applicable Law existing as of the Effective Date, (ii) do not conflict with or violate the certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or other organizational documents of such Party, and (iii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date, except as would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.
          (e) Notice of Infringement or Misappropriation. Such Party has not received any written notice from any Third Party asserting or alleging that the research, Development, making or using of Compounds or Products by such Party prior to the Effective Date or upon Commercialization, infringed, misappropriated or diluted, or will infringe, misappropriate or dilute the intellectual property rights of such Third Party.
     9.2 TopoTarget Technology. TopoTarget hereby represents and warrants to Spectrum as of the Effective Date that:
          (a) TopoTarget is the sole owner of all right, title and interest in and to, or Controls, with the right to sublicense, the TopoTarget Patents set forth in Exhibit C, free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, lease, sublease, option, or charge of any kind, limitations on transfer or any subordination arrangement in favor of a Third Party (other than Permitted Encumbrances) and, except for the licenses and sublicenses contemplated by Article 2 and the Material Contracts, as of the Effective Date it has granted no other rights in favor of a Third Party under the TopoTarget Technology in the Territory;
          (b) [***].
          (c) as of the Effective Date, to TopoTarget’s knowledge, there are no materials, Information, or intellectual property rights that TopoTarget has a license, right or covenant to and that, if TopoTarget provided Spectrum with access, a license, or a sublicense right or covenant (as applicable) to such materials, Information or intellectual property without violating the terms of any then-existing agreement or other arrangement with any Third Party, would increase at any time the amount of any payments required under any such agreement or arrangement;
          (d) no Third Party nor employee of TopoTarget has asserted or alleged in writing to TopoTarget that it has an ownership interest in the TopoTarget Technology, and no Third Party has contested or asserted in writing to TopoTarget that the TopoTarget Patents are not valid or enforceable in the Territory;

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          (e) to the knowledge of TopoTarget as of the Effective Date, the Development, manufacture and Commercialization of the Compound or Product (in its current form) in the Territory does not infringe any valid or enforceable claims of any Third Party issued patent or, if issued, any claims of any Third Party pending patent applications;
          (f) TopoTarget has not received written notice of any interference or opposition proceeding relating to the TopoTarget Patents in the Territory;
          (g) TopoTarget has made available to Spectrum all data, results or other information derived from or regarding any preclinical or clinical study that would be reasonably expected to be relevant to an evaluation of any material safety risks associated with the Product; and
          (h) The statements set forth in Schedule 9.2(h) accurately reflect the specifications for Belinostat as of the Effective Date.
     9.3 TopoTarget Trademark Representations and Warranties. TopoTarget hereby represents and warrants to Spectrum as of the Effective Date that:
          (a) to the knowledge of TopoTarget, there is no Third Party using or infringing any of the TopoTarget Trademarks in the Territory in derogation of the rights granted to Spectrum in this Agreement;
          (b) TopoTarget has not received notice of any opposition or cancellation action or litigation pending or any communication which expressly threatens an opposition or cancellation action, or other litigation, before any trademark office, court or any other governmental entity in the Territory with respect to any of the TopoTarget Trademarks;
          (c) the TopoTarget Trademarks listed on Exhibit D attached hereto are the only trademarks owned, held, Controlled, licensed or otherwise used (or intended to be used) by TopoTarget or its Affiliates with respect to the Product in the Territory (other than the “TOPOTARGET” trademark);
          (d) to the knowledge of TopoTarget, it has all rights necessary to use the TopoTarget Trademarks with respect to the Product in the Territory and to assign to Spectrum the TopoTarget Trademarks as set forth above and TopoTarget has not obtained any Third Party consents in connection with the prosecution of the TopoTarget Trademarks in the Territory; and
          (e) to the knowledge of TopoTarget, it has not infringed, misappropriated, diluted or otherwise violated any trademark of any Third Parties by registering or using the TopoTarget Trademarks in the Territory.
     9.4 Compliance with Law. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, comply in all material respects with all Applicable Laws in exercising their rights and fulfilling their obligations under this Agreement.
     9.5 Representations regarding Debarment. Each Party represents, warrants and covenants that as of the Effective Date and during the Term, neither it nor its Affiliates nor any of their respective directors, officers, or employees, and, to its knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the development or whose responsibilities involve the Development or Commercialization of the Product as authorized by this Agreement or the Promotion of the Product as authorized by the Co-Promotion Right:
          (a) are debarred under Section 306(a) or 306(b) of the FD&C Act;
          (b) have been charged with, or convicted of, any felony under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any State health care program); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and
          (c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or State health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs;
          (d) each Party will notify the other Party immediately, but in no event later than five (5) days, after knowledge of any exclusion, debarment, suspension or other ineligibility occurring during the Term.
     9.6 Regulatory Matters. TopoTarget hereby represents and warrants the following to Spectrum as of the Effective Date:
          (a) TopoTarget has provided or made available, when requested by Spectrum to conduct its due diligence review, any and all material documents and communications in its possession from and to the FDA or any other Governmental Authority, or prepared by the FDA or any other Governmental Authority, related to a Product, that may bear on compliance with the requirements of the FDA or any other Governmental Authority in the Territory, including any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication;
          (b) Neither TopoTarget nor any of its Affiliates has received, with respect to a Product, any oral or written communication (including any warning letter, untitled letter, or similar notices) from the FDA and there is no action pending or, to TopoTarget’s knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to a Product, TopoTarget or any of its Affiliates is not currently materially in compliance with any and all Applicable Laws implemented by the FDA. Neither TopoTarget nor any of its Affiliates has received any written notice from any

Governmental Authority claiming that the research, development, manufacture, use, offer for sale, sale, or import of a Product is materially noncompliant with any Applicable Laws;
          (c) To TopoTarget’s knowledge, none of TopoTarget, any of its Affiliates or any of their respective officers, employees or agents has made, with respect to a Product, an untrue statement of a material fact to the FDA or other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority;
          (d) To TopoTarget’s knowledge, all testing, research and manufacture of the Products by or on behalf of TopoTarget and its Affiliates has been conducted in compliance with all Applicable Laws as applicable and required at the time such activity was performed; and
          (e) There is no material matter known to TopoTarget as of the Effective Date which has not been disclosed by TopoTarget to Spectrum concerning the safety or efficacy of any Product.
     9.7 Representations regarding Spectrum NDA Shares. TopoTarget hereby represents and warrants the following to Spectrum as of each of the Effective Date and the Issuance Date:
          (a) Investment Intent. TopoTarget is acquiring the Spectrum NDA Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and with such other restrictions as may apply, including the restrictions set forth in the Registration Rights and Stockholder Agreement. TopoTarget does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Spectrum NDA Shares.
          (b) Purchaser Status. TopoTarget meets one or more of the standards for an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).
          (c) Access to Information. TopoTarget has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Spectrum concerning the terms and conditions of the issuance of the Spectrum NDA Shares and the merits and risks of investing in such securities; (ii) access to information about Spectrum and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to the Spectrum NDA Shares.
          (d) Restrictions on Resale. TopoTarget understands that the Spectrum NDA Shares to be issued upon the conditions outlined under Section 7.2(a) have not been and will not be registered under the Securities Act upon issuance and must be held indefinitely unless or until a subsequent disposition thereof is registered under the Securities Act (including under the registration statement contemplated by the Registration Rights and Stockholder Agreement) or is exempt from such registration, that the Spectrum NDA Shares will also be subject to the restrictions on transfer set out in the Registration Rights and Stockholder Agreement, and that the share certificate for such Spectrum NDA Shares will contain a restrictive legend substantially as set forth in the Registration Rights and Stockholder Agreement.
     9.8 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of a Party or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with a Party or its Affiliates or any action taken by a Party or its Affiliates; provided that a Party shall bear all liabilities associated with claims by any broker, finder, agent or similar intermediary that it is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby asserted against such Party or its Affiliates.
     9.9 Material Contracts. Schedule 9.9 sets forth all of the agreements to which TopoTarget or its Affiliates are a party as of the Effective Date that involve the manufacturing of Products in bulk and finished form or otherwise directly relevant to the manufacture or supply of Product for sale in the Territory (the “Material Contracts”). All of the Material Contracts have been delivered or made available (in an acceptable format) to Spectrum (or where a contract or agreement is other than in writing, Schedule 9.9 contains a true, accurate and complete summary of the material terms of such contract or agreement) and, as of the Effective Date, to TopoTarget’s knowledge, are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms and TopoTarget or its Affiliate has paid in full all amounts due thereunder and has satisfied in full all of its material accrued liabilities and obligations thereunder, and is not in material default under any of them nor is any other party to any such contract or other agreement in default thereunder, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder.
     9.10 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 10
INDEMNIFICATION
     10.1 General Indemnification by TopoTarget. TopoTarget shall defend, indemnify, and hold harmless Spectrum, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “Spectrum Indemnitees”) from and against any and all claims, damages, liabilities, losses, costs (including reasonable attorneys’ fees and expenses) and expenses (collectively “Losses”) to the extent resulting from any claim of a Third Party against such Spectrum Indemnitee based on or arising out of:

          (a) any misrepresentation or breach of any of TopoTarget’s representations, warranties, covenants or obligations under this Agreement;
          (b) the gross negligence or willful misconduct of, or violation of Applicable Law by, TopoTarget, its Affiliates, licensees, contractors, distributors, or their respective officers, directors, employees, consultants or authorized agents under this Agreement;
          (c) Product Liability claims under Section 10.3(b).
     The foregoing indemnity obligations shall not apply to the extent that the Losses of such Spectrum Indemnitee were caused by: (i) a breach of any of Spectrum’s representations, warranties, covenants, or obligations under this Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such Spectrum Indemnitee.
     10.2 General Indemnification by Spectrum. Spectrum shall defend, indemnify and hold harmless TopoTarget, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “TopoTarget Indemnitees”) from and against any and all Losses to the extent resulting from any claim of a Third Party against such TopoTarget Indemnitee based on or arising out of:
          (a) any misrepresentation or breach of any of Spectrum’s representations, warranties, covenants or obligations under this Agreement;
          (b) the gross negligence or willful misconduct of, or violation of Applicable Law by, Spectrum, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or
          (c) Product Liability claims under Section 10.3(a).
     The foregoing indemnity obligation shall not apply to the extent that the Losses of such TopoTarget Indemnitee were caused by: (i) a breach of any of TopoTarget’s representations, warranties, covenants, or obligations under the Agreement; or (ii) the negligence or willful misconduct of, or violation of Applicable Law by, such TopoTarget Indemnitee.
     10.3 Product Liability Indemnification
          (a) Notwithstanding anything to the contrary herein, Spectrum shall be solely responsible for all Losses from Product Liability claims brought in the Territory, other than to the extent covered in clause (b) below, resulting directly from (i) Spectrum’s breach of its warranties, covenants or agreements contained in this Agreement, (ii) the violation of any Applicable Laws by Spectrum, its Affiliates, distributors or sublicensees (other than TopoTarget, its Affiliates, licensees or contractors), (iii) Development Activities by Spectrum, its Affiliates or sublicensees (other than TopoTarget, its Affiliates, licensees or contractors), (iv) the use, development, manufacture, promotion, distribution, marketing, offering for sale, sale and commercialization of the Product by or on behalf of Spectrum or its Affiliates, licensees or sublicensees (other than TopoTarget, its Affiliates, licensees or contractors), (v) the conduct of clinical trials for the Product anywhere by Spectrum, its Affiliates, licensees or sublicensees

(other than TopoTarget, its Affiliates, licensees or contractors) and/or (vi) inaccurate or misleading content of any sales or promotional literature in connection with the marketing, promotion and sale of the Product in the Territory.
          (b) Notwithstanding anything to the contrary herein, TopoTarget shall be solely responsible for all Losses from Product Liability claims, other than to the extent covered in clause (a) above, resulting directly from (i) TopoTarget’s breach of its warranties, covenants or agreements contained in this Agreement, (ii) the violation of any Applicable Laws by TopoTarget, its Affiliates or licensees (other than Spectrum, its Affiliates, licensees or contractors), (iii) Development activities by TopoTarget, its Affiliates or licensees (other than Spectrum, its Affiliates, licensees or contractors), (iv) the use, development, manufacture, promotion, distribution, marketing, offering for sale, sale and commercialization of the Product by or on behalf of TopoTarget or its Affiliates, licensees or sublicensees (other than Spectrum, its Affiliates, licensees or contractors) inside or outside the Territory prior to the Effective Date or during the Term, (v) the conduct of clinical trials for the Product anywhere by TopoTarget, its Affiliates, licensees or sublicensees (other than Spectrum, its Affiliates, licensees or contractors), and/or (vi) inaccurate or misleading content of any sales or promotional literature in connection with the marketing, promotion and sale of the Product in the Territory that was not approved by Spectrum.
     10.4 Indemnification Procedures.
          (a) Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under this Agreement will be made solely by the corresponding Party seeking indemnity under this Article 10 (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under this Article 10, as applicable. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party claim.
          (b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Article 10 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided however that (i) the claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied at any time. Upon assuming the defense of a Third Party claim in accordance with this Section 10.4, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the Third Party claim. Should the Indemnifying Party assume the defense of a Third Party claim, except as otherwise set forth in this Section 10.4(b), the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party claim.
          (c) Right to Participate in Defense. Without limiting Section 10.4(b), any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Section 10.4(b) (in which case the Indemnified Party will control the defense), or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions.
          (d) Settlement. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.4(d). If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party claim, the Indemnifying Party may settle the Third Party claim upon the terms set forth in such firm offer to settle such Third Party claim. If the Indemnified Party has assumed the defense pursuant to Section 10.4(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
          (e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     10.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, COSTS OR EXPENSES (INCLUDING LOST

PROFITS, LOST REVENUES AND/OR LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY IN CONNECTION WITH (A) THIRD PARTY CLAIMS UNDER SECTION 10.1 OR 10.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 11, OR (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS OF A PARTY.
     10.6 Insurance.
          (a) Comprehensive General Liability. Each Party shall maintain at such Party’s sole expense, comprehensive general liability insurance coverage in amounts reasonably determined by the Parties from time to time but at least appropriate to the risk involved in Developing, Manufacturing, transporting, selling or marketing the Products, and listing the other Party as an additional insured; provided, however, that unless agreed to by the Parties, in no event shall a Party maintain less than Five Million Dollars (US $5,000,000) of such liability insurance, which can include a combination of general liability insurance and umbrella policy. Such insurance shall be in effect as of the Effective Date; provided that each Party reserves the right to satisfy its obligations under this Section 10.6(a) through self-insurance (as reasonably acceptable to the other Party).
          (b) Product Liability. As of the Effective Date, Spectrum and TopoTarget shall each establish and maintain product liability (including clinical trial liability) or other appropriate insurance in the minimum amount of Five Million Dollars (US $5,000,000) per occurrence, and as of the First Commercial Sale of any Product in any country, the selling Party shall establish and maintain product liability (including clinical trial liability) or other appropriate insurance in the minimum amount of Ten Million Dollars (US $10,000,000) per occurrence, and shall specify the other Party as an additional insured.
ARTICLE 11
CONFIDENTIALITY
     11.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party except for that portion of such information or materials that the receiving Party can demonstrate by competent proof:
          (a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          (d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who is not bound by an obligation of confidentiality to the disclosing Party with respect to such information; or
          (e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.
     Notwithstanding the foregoing, the receiving Party may disclose without violation of this Agreement such portion of the Confidential Information as is required or permitted to be disclosed if, on the advice of counsel, it is required under Applicable Law or pursuant to legal process to disclose such Confidential Information of the other Party; provided that unless otherwise prohibited by Applicable Law, the receiving Party first advises the disclosing Party of such intended disclosure and provides the disclosing Party with the opportunity to seek appropriate judicial or administrative relief to avoid, or obtain confidential treatment of, such disclosure at the disclosing Party’s sole cost and expense.
     The confidentiality provisions set forth herein shall supersede and replace the Existing Confidentiality Agreement and shall be deemed to cover all Confidential Information (as defined in the Existing Confidentiality Agreement) disclosed or obtained under the Existing Confidentiality Agreement.
     Under otherwise specified in writing, all documents, record bearing media and materials containing or embodying Confidential Information provided by the disclosing Party shall remain the property of the disclosing Party. Upon the written request of the disclosing Party, the receiving Party agrees to return all such Confidential Information or destroy all documents, record bearing media and materials created by the receiving Party that contain or embody any Confidential Information of the disclosing Party, as well as any copies thereof, except for one copy which may be retained by the receiving Party’s legal counsel for purposes of complying with such Party’s obligations hereunder.
     11.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such Party determines such disclosure is reasonably necessary in the following situations:
          (a) prosecuting or defending litigation relating to this Agreement;
          (b) disclosure to its and its Affiliates respective directors, officers, employees, consultants, professional advisors, lenders, insurers and sublicensees only on a need-to-know basis and solely as necessary in connection with this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Sections 11.1 and 11.2 prior to any such disclosure; and
          (c) solely with respect to the material terms of this Agreement, disclosure to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Sections 11.1 and 11.2 prior to any such disclosure. The receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such Third Party.
     11.3 Publicity; Terms of Agreement.
          (a) The Parties shall make separate public announcements of the execution of this Agreement on or after the Effective Date in the forms attached hereto as Exhibit I. The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth in Section 11.2 and this Section 11.3. Each Party may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of counsel, required by the rules and regulations of the United States Securities and Exchange Commission or any successor (“SEC”), The NASDAQ Stock Market, Inc. or the Copenhagen Stock Exchange; provided that such Party shall advise the other Party of such intended disclosures and provide the other Party with reasonable opportunity to request that such Party seek (at such Party’s expense) confidential treatment of such disclosures to be filed with the relevant securities exchange. Subject to the immediately preceding sentence, each Party shall consult with the other Party, and the other Party shall have the right to review and comment with respect to the redaction of the terms of this Agreement or Confidential Information as part of the confidential treatment request to the SEC or other securities exchange.
          (b) After release of the press release announcing this Agreement and excluding any public disclosures of the terms of this Agreement that are authorized by Section 11.3(a), if either Party desires to make a public announcement concerning the material terms of this Agreement, milestones achieved under this Agreement or other Confidential Information of the other Party, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within one (1) Business Day after receiving the press release for review. In relation to each Party’s review of such an announcement, such Party may make specific, reasonable comments on such proposed press release or other public disclosure within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.
     11.4 Publications. Neither Party shall publicly present or publish results of studies, clinical or otherwise, carried out under this Agreement (each such presentation or publication, a “Publication”) without the prior approval of the JDC. The submitting Party shall provide the JDC with the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. Notwithstanding the foregoing, Spectrum shall not have the right to publish or present TopoTarget’s Confidential Information without TopoTarget’s prior written consent, and TopoTarget shall not have the right to publish or present Spectrum’s Confidential Information without Spectrum’s prior written consent.

     11.5 Clinical Trial Registries. In connection with any data or other information generated by a Party hereunder, each Party shall have the right to publish such data and information without further approval from the other on ClinicalTrials.gov or other public web based data entry system in accordance with the International Committee of Medical Journal Editors (ICMJE). The Party that conducts the clinical study in accordance with this Agreement shall be exclusively responsible for registering the study in accordance with the Food and Drug Administration Amendments Act (FDAAA) of 2007, updating and/or amending such clinical trial registration as appropriate, and publishing the results of such trial in accordance with Applicable Laws.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect until the expiration of the last to expire royalty obligation with respect to Products under this Agreement (the “Term”). [***].
     12.2 Termination by Spectrum at Will.
          (a) Spectrum shall have the right to terminate this Agreement in its entirety upon [***] ([***]) days written notice to TopoTarget.
          (b) Notwithstanding subsection (a), Spectrum shall have the right to terminate this Agreement upon written notice effective immediately in the event that:
               (i) the FDA or any other Governmental Authority prohibits the further clinical use of the Product in the applicable jurisdiction within the Territory and/or terminates the IND under 21 CFR 312.44 on grounds of safety (or equivalent grounds with respect to any Territory outside of the U.S. Territory). This termination excludes failure of Spectrum to comply with any applicable requirement of regulations 21 CFR 312.50 or 21 CFR 312.56 (or equivalent grounds with respect to any Territory outside of the U.S. Territory); or
               (ii) a clinical hold imposed by the FDA or other Governmental Authority is definitively converted to “inactive status” under 21 CFR 312.45 on grounds of safety (or equivalent grounds with respect to such other Territory).
     12.3 Termination by Spectrum for Breach by TopoTarget. In the event TopoTarget, after receiving written notice from Spectrum identifying a material breach by TopoTarget of its obligations under this Agreement, fails to cure such material breach within [***] ([***]) days from the date of such notice, then Spectrum may elect to terminate this Agreement, in which case the licenses granted to Spectrum under Section 2.1 shall terminate, except as necessary for Spectrum to exercise its continuing rights and fulfill its continuing

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obligations under Section 12.7(d), and Spectrum shall be entitled to claim from TopoTarget all damages which would otherwise be due to Spectrum and to seek all other remedies otherwise available to Spectrum for such breach as permitted by this Agreement.
     Spectrum shall elect between the remedies provided in this Section 12.3 and Section 12.4 and shall provide notice in writing to TopoTarget within [***] ([***]) days after the end of the [***] ([***]) cure period set forth above.
     Notwithstanding the foregoing, if TopoTarget is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then Spectrum’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by TopoTarget in good faith and if it is finally and conclusively determined that TopoTarget is in material breach, then prior to any termination becoming effective or any remedies being enforced, TopoTarget shall have the right to cure such material breach after such determination within the cure period provided above in this Section 12.3.
     12.4 Alternate Remedies for Breach by TopoTarget. In the event TopoTarget, after receiving written notice from Spectrum identifying a material breach by TopoTarget of any obligation under this Agreement, fails to cure such material breach within [***] ([***]) days from the date of such notice, then Spectrum may elect to allow this Agreement to remain in effect, in which case:
          (a) the JDC, JCC and all subcommittees shall be abolished, and thereafter Spectrum shall have the right to make the decisions and take the actions previously reserved to the JDC and JCC, and
          (b) the Co-Promotion Option and the Co-Promotion Right shall immediately terminate;
          (c) the Territory shall be expanded to include the China Territory, for no additional consideration; and
          (d) Damages.
               (i) Spectrum shall be free to seek (without restriction as to the number of times it may seek) damages and costs that may be available under applicable law and shall be entitled to offset the amount of any damages and costs obtained in a final, non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) of monetary damages or costs (as permitted by this Agreement) against TopoTarget against any amounts otherwise due to TopoTarget under Article 7; or
               (ii) In the event TopoTarget’s material breach is such that it materially adversely impacts Spectrum’s ability to develop or commercialize the Product in the Territory on an ongoing basis, then Spectrum shall have the right on a one-time basis during the Development

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Phase and on a one-time basis during the Commercialization Phase, to provide notice to TopoTarget that Spectrum is seeking to invoke the Payment Reduction Remedy. In the event Spectrum does so and an arbitration proceeding pursuant to this Agreement determines that TopoTarget’s material breach materially adversely impacts Spectrum’s ability to develop or commercialize the Product in the Territory, [***]. The amount of liquidated damages in this subsection (ii) is so fixed and agreed upon because of the impracticability and extreme difficulty in fixing and ascertaining the actual damages that Spectrum would sustain in the event of a material breach by TopoTarget as described in this Section. As used herein, “Development Phase” shall mean the period commencing with the Effective Date and continuing until Regulatory Approval of the Product in the U.S. Territory and “Commercialization Phase” shall mean the period commencing at the end of the Development Phase and continuing until the end of the Term. If Spectrum invokes the Payment Reduction Remedy during the Development Phase and reduces its royalty and milestone payments as set forth above, Spectrum shall not have the right to invoke the Payment Reduction Remedy during the Commercialization Phase. For avoidance of doubt, the royalty rate specified in Section 7.4 for future Net Sales by Spectrum and the development milestone and sales milestone payments under Section 7.2 and 7.3, may not be reduced by more than [***] percent ([***]%) pursuant to this Section 12.4(d)(ii).
     Notwithstanding the foregoing, if TopoTarget is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then Spectrum’s remedies under this Section shall be tolled for so long as such dispute resolution procedures are being pursued by TopoTarget in good faith and if it is finally and conclusively determined that TopoTarget is in material breach, then prior to any termination becoming effective or any remedies being enforced, TopoTarget shall have the right to cure such material breach after such determination within the cure period provided above in this Section 12.4.
     12.5 Termination by TopoTarget.
          (a) Breach by Spectrum. In the event that Spectrum materially breaches this Agreement, and fails to cure such breach within [***] ([***]) days of receipt of written notice identifying such breach from TopoTarget (or, in the case of payment obligations, [***] ([***]) days from the date of such notice), then TopoTarget may terminate this Agreement upon written notice to Spectrum effective immediately, in which case the licenses granted to Spectrum under Sections 2.1 shall terminate, and TopoTarget shall be entitled to claim from Spectrum all damages which would otherwise be due to TopoTarget and to seek all other remedies otherwise available to TopoTarget for such breach as permitted by this Agreement. The Parties agree that, without limitation, the following shall constitute a material breach of this Agreement: (a) Spectrum does not engage in Development activities under the Development Plan for a consecutive period of [***] ([***]) months, except to the extent such inactivity is the result of any of the events set forth in Section 4.3(d), (b) Spectrum fails to launch the Product in the Territory pursuant to Section 5.3 and fails to cure such failure for a period of [***] ([***]) days after having received written notification by TopoTarget regarding such failure, except to the extent such failure is the result of any of the events set forth in Section 5.2(b)(iv), and (c) Spectrum fails to pay [***].

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     Notwithstanding the foregoing, if Spectrum is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then TopoTarget’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by Spectrum in good faith and if it is finally and conclusively determined that Spectrum is in material breach, then prior to any termination becoming effective or any remedies being enforced, Spectrum shall have the right to cure such material breach after such determination within the cure period provided above in this Section 12.5.
          (b) Patent Challenge by Spectrum. TopoTarget may terminate this Agreement upon written notice effective immediately in the event Spectrum brings a challenge (or assists any Third Party in bringing a challenge) in a court of law or in a proceeding before the USPTO or relevant non-U.S. patent office that challenges the validity or ownership or enforceability of any of the TopoTarget Patents or the scope of the claims covered by the TopoTarget Patents.
     In the event Spectrum is aware that its Affiliate or sublicensee is bringing a challenge (or is assisting any Third Party in bringing a challenge) in a court of law or in a proceeding before the USPTO or relevant patent office that challenges the validity or ownership or enforceability of any of the TopoTarget Patents or the scope of the claims covered by the TopoTarget Patents in the Territory, Spectrum shall use Commercially Reasonable Efforts to cause such Affiliate or sublicensee to cease such challenge. If such challenge does not stop within thirty (30) days of Spectrum becoming aware of such challenge, TopoTarget may terminate this Agreement upon written notice effective immediately.
     For the avoidance of doubt, statements about or any action concerning any TopoTarget Patent made or taken by or on behalf of Spectrum, its Affiliates or sublicensees in connection with the prosecution, enforcement or defense of any patent rights shall not be considered a patent challenge under this Section, provided that, unless otherwise agreed in writing by the Parties, Spectrum, its Affiliates and/or sublicensees do not make any material adverse admissions or permit any material adverse inferences to be made as to the validity or ownership or enforceability of any of the TopoTarget Patents or the scope of the claims covered by the TopoTarget Patents.
     12.6 Termination Upon Bankruptcy. Either Party shall have the right to terminate this Agreement immediately by providing written notice, if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment for the benefit of its creditors, (c) is dissolved or liquidated in full or in substantial part, (d) commences a voluntary case under Chapter 7 (or “Chapter 7 Case”) of the United States Bankruptcy Code or consents to any such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (e) takes any corporate action for the purpose of effecting any of the foregoing, (f) a case under Chapter 11 of the Bankruptcy Code in respect of such Party is converted to a Chapter 7 Case, or (g) becomes the subject of an involuntary Chapter 7 Case or other proceeding seeking liquidation with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) days after commencement.

     12.7 Effect of Termination of the Agreement. Upon termination of this Agreement, the following shall apply (in addition to any other rights and obligations under Section 12.8 or otherwise under this Agreement with respect to such termination):
          (a) Licenses; Covenant. In the event of termination of this Agreement by either Party (other than by operation of Section 12.1), the licenses granted to Spectrum under Section 2.1 and any other licenses and rights granted to Spectrum under this Agreement shall terminate (and all rights in the TopoTarget Technology shall return to TopoTarget) and Spectrum agrees to grant and hereby grants TopoTarget, effective upon such termination, a non-exclusive, royalty-free license under the Spectrum Patents and Spectrum Know-How solely to the extent necessary (i) to conduct research, Development and manufacturing activities in the Territory solely in support of Regulatory Approval worldwide of Products that are in Development or being Commercialized in the Territory as of the effective date of such termination (“Termination Products”), (ii) to use, distribute, import, Promote, market, sell, and offer for sale Termination Products in the Territory, and (iii) to make and have made Termination Products in the Territory for sale in the Territory, under commercially reasonable terms to be negotiated in good faith. TopoTarget shall have the right to sublicense the license under the Spectrum Patents without Spectrum’s consent; provided however that in the event of the termination of this Agreement by Spectrum pursuant to Section 12.3, the license granted by Spectrum to TopoTarget under this Section 12.7(a) shall be royalty-bearing, at a commercially reasonable rate to be negotiated in good faith by the Parties, such rate not to exceed, in the aggregate for the licenses granted under this Section 12.7(a) and Section 12.7(b), [***] percent ([***]%).
     As used herein, (1) “Spectrum Patents” shall mean (A) all patents and patent applications (excluding Joint Patents) that are Controlled by Spectrum as of the effective date of termination and that disclose or claim any invention made in the performance of the Development or Commercialization activities under this Agreement that is necessary for the manufacture, use or sale of, and relates to, any Termination Product, (B) all divisions, continuations, continuations-in-part (to the extent directed to the subject matter disclosed in a patent or patent application described in (A)) and requests for continued examination of any of the foregoing, (C) all patents claiming priority to any of the foregoing, (D) all reissues, registrations, re-examinations, extensions and supplementary protection certificates of any of the foregoing, in each case, in the Territory, and (2) “Spectrum Know-How” shall mean all Information (excluding any Spectrum Patents or Joint Inventions) that is Controlled as of the effective date of termination by Spectrum as a result of the performance of the Development or Commercialization activities under this Agreement and relates to a Termination Product; provided that both terms shall exclude any intellectual property held or developed by a permitted successor of Spectrum prior to the transaction in which it became a successor of such Party. The foregoing shall not limit or waive TopoTarget’s non-disclosure obligations under Article 11.
          (b) Marks. In the event of termination of this Agreement by either Party (other than by operation of Section 12.1), Spectrum shall assign to TopoTarget all right, title and interest in and to the TopoTarget Trademarks and Spectrum shall grant TopoTarget a non-

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exclusive, royalty-free, sublicensable license under the Spectrum Trademarks solely to continue the Commercialization of Products in the Territory; provided however that in the event of the termination of this Agreement by Spectrum pursuant to Section 12.3, the license granted by Spectrum to TopoTarget under this Section 12.7(b) shall be royalty-bearing, at a commercially reasonable rate to be negotiated in good faith by the Parties, such rate not to exceed, in the aggregate for the licenses granted under this Section 12.7(b) and Section 12.7(a), [***] percent ([***]%).
          (c) Regulatory Materials. Spectrum shall transfer and assign, and shall cause its Affiliates to transfer and assign, to TopoTarget all Regulatory Materials and all Regulatory Approvals for Products in the Territory that are Controlled by Spectrum or its Affiliates or sublicensees.
          (d) Remaining Inventories. At TopoTarget’s request, TopoTarget may purchase at cost plus a commercially reasonable margin all of the inventory of bulk or finished Products held by Spectrum as of the date of termination (including raw materials, intermediates, and finished, unfinished, or partially finished goods). TopoTarget shall notify Spectrum within ten (10) days after the date of termination whether TopoTarget wishes to purchase such inventory. In the event TopoTarget does not purchase such inventory, then Spectrum and its Affiliates shall be permitted to sell such inventory; provided that such sales occur within six (6) months after termination; and provided further that Spectrum shall remain obligated to pay, and report to TopoTarget on, Net Sales of such inventory.
          (e) Sublicense Agreements. The Parties agree that upon termination of this Agreement for any reason, all sublicenses granted by Spectrum to Affiliates or Third Parties under the TopoTarget Technology shall immediately terminate.
     12.8 Accrued Liabilities; Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration), nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
     12.9 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by TopoTarget and Spectrum are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.
     12.10 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Sections 4.7, 4.9, 4.10, 7.4, 7.6, 7.7, 7.8, 7.9, 7.10, 8.1, 8.2, 8.3(b) and 8.3(c) and Articles 1, 9, 10, 11, 12, 13 and 14.
ARTICLE 13
DISPUTE RESOLUTION
     13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when a dispute arises under this Agreement.
          (a) Referred From JDC or JCC. Any dispute, controversy or difference arising from the JDC pursuant to Article 3 shall be resolved in accordance with Section 3.6 and any dispute, controversy or difference arising from the JCC pursuant to Article 3 shall be resolved in accordance with Section 3.11.
          (b) Arising Between the Parties. Other than any dispute, controversy or difference which may arise from the JDC or JCC, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the chief executive officers of each Party. If the matter is not resolved within thirty (30) days following the request for discussions, such matter shall be submitted to arbitration in accordance with the rules of the London Court of International Arbitration (“LCIA”). The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction, and the Parties expressly exclude any right to appeal from such decision. The location of arbitration will be London, U.K. The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by Spectrum and TopoTarget. If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within sixty (60) days of the respondent receiving the claim, such arbitrator will be appointed by LCIA. The arbitration award shall be accompanied by a reasoned opinion in writing (in English).
     Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this section; provided that the arbitrator shall assess against the Party losing the arbitration all of the arbitrator(s)’ and administrative fees associated with the arbitration and the costs and expenses (including reasonable attorney’s fees) of both Parties, unless the arbitrator(s) believes that neither Party is the clear loser, in which case the arbitrator(s) shall, in its/their sole discretion, divide arbitrator(s)’ and administrative fees and the Parties’ costs and expenses between the Parties.
     The language of the arbitration proceeding will be English. Notwithstanding the provisions of this Section 13.1(b), each Party shall have the right to seek preliminary or permanent injunctive or other equitable relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.
     13.2 Injunctive Relief. Nothing in this Article 13 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo.
ARTICLE 14
MISCELLANEOUS
     14.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, the Existing Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant the Existing Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. All Exhibits shall be subject to the terms and conditions of this Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Exhibit, the terms of this Agreement shall govern.
     14.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the

Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery, provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances and provided further that such condition is not the result of negligence or misconduct by the nonperforming Party. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.
     14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes when received, if hand-delivered or by means of facsimile or other electronic transmission, or one Business Day after being sent by a reputable overnight delivery service.

If to TopoTarget:	TopoTarget A/S Symbion Science Park Fruebjergvej 3 2100 København, Denmark Attention:

With a copy to:	Dechert LLP 1775 I Street, NW Washington, D.C. 20006-2401 Attention: David E. Schulman, Esq.

If to Spectrum:	Spectrum Pharmaceuticals, Inc. 701 N. Green Valley Parkway Henderson, NV 89074 Attention: Legal Department

With a copy to:	Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199 Attention: Marcia H. Anderegg, Esq.
     14.4 No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, and Exhibits of or to this Agreement.
     14.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to (a) all or substantially all of the business of such Party, whether by way of merger, sale of stock, sale of assets or other transaction or (b) in the case of Spectrum, that portion of Spectrum’s business to which this Agreement pertains. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Notwithstanding any assignment of this Agreement, the assigning Party shall remain liable for performance of its obligations hereunder, unless the non-assigning Party agrees otherwise in writing. The TopoTarget Technology shall exclude any intellectual property held or developed by a permitted successor of TopoTarget prior to the transaction in which it became a successor of such Party. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.
     14.6 Records Retention. Each of TopoTarget and Spectrum will maintain complete and accurate records pertaining to its activities under this Agreement, including records pertaining to Development or Commercialization of any Products and reports and information provided to any Governmental Authority or Regulatory Authority, in accordance with Applicable Law. Each of TopoTarget and Spectrum will retain such records for a duration prescribed by Applicable Law, but not in any event for less than five (5) years from creation (or longer if a Party is notified, ordered or otherwise required to maintain such records for a longer period in connection with a legal proceeding or government investigation).
     14.7 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, USA excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods.
     14.8 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and no provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Sections 10.1 and 10.2, the Indemnified Parties. Without limitation, this Agreement will not be construed so as to grant employees of either party in any country any rights against the other Party pursuant to the laws of such country.
     14.9 Performance by Affiliates. Any obligation of TopoTarget under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at TopoTarget’s sole and exclusive option, either by TopoTarget directly or by any Affiliate of TopoTarget that TopoTarget causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Spectrum under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Spectrum’s sole and exclusive option, either by Spectrum directly or by any Affiliate of Spectrum that Spectrum causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “TopoTarget will” also means “TopoTarget will cause” the particular action to be performed, and the use of the words “Spectrum will” also means “Spectrum will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
     14.10 Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     14.11 Compliance with Applicable Law. Each Party shall comply with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.
     14.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     14.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
     14.14 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
     14.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Signature Page to Follow

CONFIDENTIAL
In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

TopoTarget A/S			Spectrum Pharmaceuticals, Inc.

By:	Hakan Astrom		By:	Rajesh C. Shrotriya

	Name:	Hakan Astrom		Name:	Rajesh C. Shrotriya
	Title:	Chairman of the Board		Title:	Chairman, CEO & President

EXHIBITS

Exhibit A	Initial Development Plan

Exhibit B	TPP

Exhibit C	TopoTarget Patents

Exhibit D	TopoTarget Trademarks

Exhibit E	Form of Trademark Assignment

Exhibit F	JDC Representatives

Exhibit G	Manufacturing Agreements

Exhibit H	Permitted Encumbrances

Exhibit I	Press Releases
SCHEDULES
Schedule 4.4(a) — PTCL Clinical Trial Agreement
Schedule 9.2(h) — Product Description as of Effective Date
Schedule 9.9 — Material Contracts of TopoTarget

CONFIDENTIAL
Exhibit A
Initial Development Plan
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit B
TPP
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit C
Topo Target Patents
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit D
TopoTarget Trademarks
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit E
Form of Trademark Assignment
TOPOTARGET A/S, a Danish corporation having its principal offices at Symbion Science Park, Fruebjergvej 3, 2100 København, Denmark (“TopoTarget”), owning the entire ownership of each of the trademarks set forth on Schedule A hereto, hereby, for good and valuable consideration received by TopoTarget, (a) confirms that it has sold and assigned, and does hereby sell and assign, to SPECTRUM PHARMACEUTICALS, INC, a Delaware corporation having a place of business at 157 Technology Drive, Irvine, California 92618 U.S.A. (“Spectrum”), its successors and assigns the entire ownership interest in each of the trademarks set forth on Schedule A hereto and the goodwill attached thereto, to be held and enjoyed by Spectrum, its successors, assigns or other legal representatives, to the full end of the term thereof, as may be extended by law as fully and entirely as the same would have been held and enjoyed by TopoTarget if this assignment and sale had not been made, including, but not limited to, the right to sue for past infringement, and (b) authorizes and requests the Commissioner of Patents and Trademarks and any other granting authority to issue any trademark, and any extensions or Supplementary Protections, resulting from or based in whole upon said trademarks to Spectrum.

TOPOTARGET A/S

By:
Name:
Title:

CONFIDENTIAL
Exhibit F
JDC Representatives
Spectrum:
[***]
TopoTarget:
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit G
Manufacturing Agreements
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit H
Permitted Encumbrances
[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL
Exhibit I
Press Releases
(i) COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
***FINAL COPY — NOT FOR DISTRIBUTION*** — as of 9:17PM PST Monday, February 1, 2010
SPECTRUM PHARMACEUTICALS LICENSES BELINOSTAT, A NOVEL ANTICANCER
DRUG IN A PIVOTAL REGISTRATIONAL TRIAL
•	Belinostat, a HDAC Inhibitor, is Currently in a Multicenter, Registrational Trial Under a Special Protocol Assessment for Peripheral T-Cell Lymphoma (PTCL)
•	NDA Filing Expected Next Year (in 2011)

•	Granted Fast Track and Orphan Drug Designation by FDA
•	Multiple Phase 2 Trials Are Being Pursued In Various Oncology Indications Including Carcinoma Of Unknown Primary (CUP) For Which No Drug Has Yet Been Approved

•	National Cancer Institute (NCI) is Conducting Multiple Trials With Belinostat

•	More Than 700 Patients Have Been Treated With Belinostat

•	Spectrum and TopoTarget Will Jointly Fund the Future Clinical Development Activities In a Ratio Of 70:30
Spectrum to host conference call on Thursday Feb 4 at 10AM
IRVINE, California — February XX, 2010 — Spectrum Pharmaceuticals (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today announced that it has entered into a co-development and commercialization agreement with TopoTarget A/S for Belinostat, a novel histone deacetylase (HDAC) inhibitor. Belinostat is currently in a registrational trial, under a Special Protocol Assessment (SPA), as a monotherapy for relapsed or refractory Peripheral T-Cell Lymphoma (PTCL), an indication in which it has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration (FDA). Belinostat is also under investigation in a randomized Phase 2 trial, as a combination therapy with carboplatin and paclitaxel, for cancer of unknown primary (CUP). Additionally, the NCI is currently conducting several clinical trials of Belinostat in a variety of hematological and solid tumors, both as monotherapy as well as combination therapy.
“The addition of Belinostat addresses our key strategic goal of in-licensing a late-stage anti-cancer compound,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “With this collaboration, we have now completed our strategic initiatives relating to in-licensing of compounds with near term commercialization opportunities. Belinostat’s current registrational program is comprehensive and focused in that it targets key hematological indications such as PTCL and other solid tumor indications. Belinostat has the potential to be a best-in-class HDAC inhibitor for both hematological and solid tumors. We look forward to advancing Belinostat in PTCL and other solid tumor indications, with the goal of providing cancer patients with more effective treatment options as quickly and efficiently as possible. With that goal in mind, we currently expect to file the NDA in PTCL in 2011. TopoTarget has laid a solid foundation from which we will further develop Belinostat.”
“So far, Belinostat has demonstrated some unique and differentiating attributes. If approved, it would give Spectrum access to potentially large markets while allowing for enhanced coordination with our marketed drugs, Zevalin and Fusilev”, added Amar Singh, Spectrum’s Chief Commercial Officer. “The recent expansion of our commercial infrastructure positions us to prepare for another successful launch in the near future”.
“We believe that this partnership will bring together synergies in our combined capabilities that will result in significant efficiencies in Belinostat’s development,” said Professor Peter Buhl Jensen, MD, Chief Executive Officer of TopoTarget A/S. “Spectrum as a partner is ideally suited to exploit the full benefits of the drug for cancer patients.”
Under terms of the agreement, Spectrum acquired the rights to Belinostat for North America and India, and an option for China, in exchange for an upfront cash payment of $30 million, potential milestone payments of up to $320 million, and one million shares of Spectrum common stock based upon the successful achievement of certain development, regulatory and commercial milestones, as well as double-digit royalties on net sales of Belinostat. Spectrum and TopoTarget will jointly fund development activities, whereby clinical trial costs will be 70% borne by Spectrum, and 30% by TopoTarget for new trials to be initiated.
About Peripheral T-Cell Lymphoma
The American cancer Society estimates that approximately 66,000 new cases of non-Hodgkin’s lymphoma (NHL) were diagnosed in 2009 and of these, approximately 5,600 are classified as Peripheral T-cell lymphoma (PTCL). PTCL is a group of 13 diverse types of T-cell lymphoma. Most cases of PTCL occur during adulthood, are aggressive in nature and are difficult to manage with current chemotherapies. Many patients with PTCL are treated with CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) or a CHOP-like regimen, but often patients will stop responding to these therapies. Studies show that only 25-40% of patients will be alive five years after treatment for PTCL, creating a real need for more effective therapies.
About Belinostat
Belinostat (PXD 101) is a Class I and II HDAC inhibitor that is being studied in multiple clinical trials as a single agent or in combination with chemotherapeutic agents for the treatment of various hematological and solid cancers. Its anticancer effect is thought to be mediated through multiple mechanisms of action, including the inhibition of cell proliferation, induction of apoptosis (programmed cell death), inhibition of angiogenesis, induction of differentiation, and the resensitization of cells that have overcome drug resistance to anticancer agents such as platinums, taxanes and topoisomerase II inhibitors. Belinostat is the only HDAC inhibitor in clinical development with multiple potential routes of administration, including intravenous administration, continuous intravenous infusion and oral administration.
About the Belinostat Registrational Study
Belinostat is currently in registrational trial, under a Special Protocol Assessment (SPA), as a monotherapy for Peripheral T-Cell Lymphoma (PTCL), an indication which has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration (FDA). The registrational trial is in an open-label, multicenter, single arm efficacy and safety study in patients with relapsed or refractory peripheral T-cell lymphoma, who have failed at least one prior systemic therapy. The primary endpoint is objective response rate (ORR).

About TopoTarget
TopoTarget (OMX: TOPO) is an international biotech company headquartered in Denmark, dedicated to finding “Answers for Cancer” and developing improved cancer therapies. The company was founded and is run by clinical cancer specialists and combines years of hands-on clinical experience with in-depth understanding of the molecular mechanisms of cancer. For more information, please refer to www.topotarget.com.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. In addition to building an efficient in-house clinical research organization with regulatory and data management capabilities, the Company has established a commercial infrastructure for its drug portfolio. Spectrum markets two oncology drugs, Fusilev(R) and Zevalin(R) and now has two drugs in late stage development, Apaziquone (EOquin(R)) and belinostat, along with a diverse pipeline. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, NDA filing for PTCL in 2011, that Belinostat has the potential to be a best-in-class HDAC inhibitor for both hematological and solid tumors, that we look forward to advancing Belinostat in PTCL and other solid tumor indications, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that Spectrum’s existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that Spectrum’s existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that Spectrum’s efforts to acquire or in-license and develop additional drug candidates may fail, Spectrum’s lack of significant revenues, limited marketing experience, dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ® is a registered trademark of Spectrum, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

CONFIDENTIAL

To NASDAQ OMX Copenhagen A/S	TopoTarget A/S
Announcement No. 02-XX10 / Copenhagen, XX XX 2010	Symbion
Fruebjergvej 3
DK 2100 Copenhagen
Denmark
Tel: +45 39 17 83 92
Fax: +45 39 17 94 92
CVR-nr: 25695771

www.topotarget.com
TopoTarget signs $350 million agreement with Spectrum
Pharmaceuticals for the development and commercialisation of
Belinostat in North America and India
-A telephone conference will be held later today. Call in details will be announced later-
•	Potential value of $350 million plus double digit royalties

•	TopoTarget to receive $30 million cash upfront

•	TopoTarget and Spectrum will jointly develop belinostat with Spectrum contributing 70% of future development costs

•	Spectrum territory North America and India

•	TopoTarget can use data to commercialise belinostat in Europe, Japan and rest of the world
Copenhagen, Denmark & Irvine, California, US — XX XX, 2010 — TopoTarget A/S (NASDAQ-OMX: TOPO.CO) and Spectrum Pharmaceuticals Inc. (NASDAQ: SPPI) announced today an agreement to co-develop and commercialise belinostat, TopoTarget’s lead anticancer drug for cancer in North America and India. Belinostat, an HDAC inhibitor, is in registrationalclinical trial in Peripheral T-Cell Lymphoma (PTCL) as monotherapy and in a randomized phase 2 clinical trial for cancer of unknown primary site (CUP) in combination with carboplatinum and paclitaxel (BelCaP). Belinostat is currently being investigated in 20 clinical trials in haematological and solid cancers in monotherapy as well as in combination therapies.
“We are very happy to enter into collaboration with Spectrum — a highly committed successful US biotech company specialised in development of oncology and haematology products and expert marketeers” said MD, Professor Peter Buhl Jensen, CEO of TopoTarget. “The partnership with Spectrum significantly strengthens the global development of belinostat for the treatment of multiple cancers as well as its successful commercialisation”.
“The addition of Belinostat addresses our key strategic goal of acquiring a late-stage anti-cancer compound,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “Belinostat’s current registrational program is comprehensive and focused in that it targets key hematological indications such as PTCL and other solid tumor indications. Belinostat has the potential to be a best-in-class HDAC inhibitor for both hematological and solid tumors. We look forward to advancing Belinostat in PTCL and other solid tumor indications, with the goal of providing cancer patients with more effective treatment options as quickly and efficiently as possible.”
Under the terms of the agreement, TopoTarget will receive an upfront payment of $30 million in cash. The total potential value of up-front and milestones (for both development and sales) the agreement, in the event of full commercial success could exceed $350. In addition, TopoTarget will receive a double digit royalty on sales of belinostat as well as one million Spectrum shares. Spectrum commits to fund 100% of the costs for the ongoing PTCL study; TopoTarget will fund 100% of the ongoing CUP study. Spectrum and TopoTarget will split the development costs in a 70 to 30 ratio for future development of belinostat.
Under the agreement it is now expected that the BELIEF trial will be finalised and NDA filed with the FDA in 2011 the previous timeline announced by TopoTarget was December 2010. The CUP trial will be fully recruited in 2010 — the previous timeline announced by TopoTarget was H1 2010. In addition other randomised clinical trials in indications such as NSCLC are expected to be initiated.
Taking into account the 70:30 cost sharing arrangement under the collaboration, the sign on fee and existing cash resources TopoTarget will, as a result of entering into the Agreement with Spectrum, have sufficient cash resources to take it into 2012. The agreement also includes diligence provisions on development and commercialisation as well as an option to co-promote under certain conditions.
Belinostat an HDACi is a novel way of treating cancer. Belinostat has been developed to address the serious issue of drug resistance — in addition to having its own cancer cell killing effect as monotherapy belinostat resentizises the sensitivity to several anticancer agents including platins, taxanes and topoisomerase II drugs where resistance has been developed.
Today’s news does not change TopoTarget’s 2009 full-year financial guidance. The impact on 2010 will be included in TopoTarget’s financial outlook for 2010 to be announced 25 March 2010.
TopoTarget A/S
For further information, please contact:

Peter Buhl Jensen	Telephone	+45 39 17 94 99
CEO	Mobile	+45 21 60 89 22
2. Background information
About belinostat
Belinostat is a promising small molecule HDAC inhibitor being investigated for its role in the treatment of a wide range of solid tumors and hematologic malignancies either as a single-agent, or in combination with other active anti-cancer agents, including carboplatin, paclitaxel, doxorubicin, idarubicin, cis-retinoic acid, azacytidine and Velcade® (bortezomib) for injection. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, (programmed cell death); promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance when used in combination with other anti-cancer agents. Company-sponsored trials of IV-administered belinostat include a pivotal trial in peripheral T-cell lymphoma (PTCL), a randomized controlled Phase 2 trial in cancer of unknown primary (CUP), and studies in ovarian, colorectal and soft tissue sarcoma patients. NCI-sponsored trials (single agent and in combination with anti-cancer therapeutics) with IV-administered belinostat include studies in hepatocellular, thymoma, Myelodysplastic Syndrome (MDS), and other solid and hematologic cancers. Continuous intravenous administration (CIV) is being evaluated in clinical trials in solid tumours as well as in AML. An oral formulation of belinostat is also being evaluated in a Phase 1 clinical trial for patients with advanced solid tumors and lymphomas. These NCI-sponsored clinical studies are being conducted under a Clinical Trials Agreement with TopoTarget. Furthermore TopoTarget has a Cooperative Research and Development Agreement (CRADA) with the NCI to conduct preclinical and nonclinical studies on belinostat in order to better understand its anti-tumor activity and to provide supporting information for clinical trials.
About TopoTarget
TopoTarget (OMX: TOPO) is an international biotech company headquartered in Denmark, dedicated to finding “Answers for Cancer” and developing improved cancer therapies. The company was founded and is run by clinical cancer specialists and combines years of hands-on clinical experience with in-depth understanding of the molecular mechanisms of cancer.
TopoTarget has a broad clinical pipeline but is currently focusing on the development of belinostat, which has shown proof of concept as monotherapy in treating haematological malignancies and positive results in solid tumours where it can be used in combination with full doses of chemotherapy, and is in a pivotal trial in PTCL. TopoTarget’s expertise in translational research is utilizing its highly predictive in vivo and in vitro cancer models. TopoTarget is directing its efforts on key cancer targets including HDACi, NAD+, mTOR, FasLigand and topoisomerase II inhibitors. The company’s first marketed product Savene®/Totect® was approved by EMEA in 2006 and the FDA in 2007 and is marketed by TopoTarget’s own sales force in Europe and the US. For more information, please refer to www.topotarget.com.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
TopoTarget Safe Harbour Statement
This announcement may contain forward-looking statements, including statements about our expectations of the progression of our preclinical and clinical pipeline including the timing for commencement and completion of clinical trials and with respect to cash burn guidance. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. TopoTarget cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: The risk that any one or more of the drug development programs of TopoTarget will not proceed as planned for technical, scientific or commercial reasons or due to patient enrolment issues or based on new information from non-clinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; TopoTarget’s history of incurring losses and the uncertainty of achieving profitability; TopoTarget’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against TopoTarget’s products, processes and technologies; the ability to protect TopoTarget’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability expo-sure; We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONFIDENTIAL
Schedule 4.4(a) — PTCL Clinical Trial Agreement
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Schedule 9.2(h) — Product Description as of Effective Date
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Schedule 9.9 — Material Contracts of TopoTarget
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[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.